As filed with the Securities and Exchange Commission on December 1, 2005
Registration No. 333-128775

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CSK AUTO CORPORATION	CSK AUTO, INC.	CSKAUTO.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 86-0765798 (I.R.S. Employer Identification Number)	Arizona (State or other jurisdiction of incorporation or organization) 86-0221312 (I.R.S. Employer Identification Number)	Delaware (State or other jurisdiction of incorporation or organization) 86-0951003 (I.R.S. Employer Identification Number)

645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
(602) 265-9200
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Maynard Jenkins
CSK Auto Corporation
645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
(602) 265-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
(303) 298-5700
Attention: Richard M. Russo, Esq.

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

SUBJECT TO COMPLETION, DATED December 1, 2005
PROSPECTUS
CSK Auto, Inc.
$125,000,000 3 3/8% Senior Exchangeable Notes due 2025
Guaranteed by
CSK Auto Corporation and
CSKAUTO.COM, Inc.
and
Shares of CSK Auto Corporation Common Stock Issuable Upon Exchange of the Notes
      We issued $125 million aggregate principal amount of our 3 3/8% Senior Exchangeable Notes due 2025 in a private placement completed in August 2005.
      The notes bear interest at a rate of 3 3/8% per year until August 15, 2010 and shall bear interest at a rate of 3 3/8% thereafter. Interest on the notes is payable in arrears on August 15 and February 15 of each year, beginning on February 15, 2006.
      Holders may exchange the notes into cash and shares, if any, of the common stock of our parent, CSK Auto Corporation (“CSK Corp.”), prior to stated maturity, under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after July 31, 2005, if the last reported sale price of CSK Corp.’s common stock is greater than or equal to 130% of the exchange price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if we call the notes for redemption; or (3) upon the occurrence of certain corporate transactions described in this prospectus. Upon exchange, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be exchanged and our total exchange obligation and in the event our total exchange obligation exceeds the aggregate principal amount of notes to be exchanged, shares of CSK Corp.’s common stock in respect of that excess.
      The exchange rate will initially be 43.3125 shares of CSK Corp. common stock per $1,000 principal amount of notes, which is equivalent to an exchange price of approximately $23.09 per share of CSK Corp. common stock. The exchange rate is subject to adjustment upon the occurrence of specified events and, initially, the number of shares of CSK Corp.’s common stock reserved for issuance upon exchange of the notes will be limited to 3.5 million shares, in the aggregate. See “Summary — The Offering — Exchange rights.”
      The notes will mature on August 15, 2025, unless earlier exchanged by you or redeemed or repurchased by us. We may redeem some or all of the notes for cash, at any time and from time to time, on or after August 15, 2010 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding the redemption date. You may require us to repurchase some or all of your notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding the repurchase date on August 15, 2010, August 15, 2015, and August 15, 2020, or following a fundamental change as described in this prospectus.
      The notes are our direct, unsecured and senior obligations and rank equal in priority with all of our existing and future unsecured and senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes are guaranteed by CSK Corp. and all of our present and future domestic subsidiaries, jointly and severally, on a senior basis. Payment of principal and interest on the notes are structurally subordinated to the liabilities of any of our future non-guarantor subsidiaries.
      The selling securityholders identified in this prospectus may offer from time to time up to $125 million aggregate principal amount of the notes and shares of CSK Corp. common stock issuable upon exchange of the notes. The notes and the shares of CSK Corp. common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of CSK Corp. common stock may be offered from time to time through ordinary brokerage institutions on the New York Stock Exchange. See “Plan of Distribution.”
      CSK Corp.’s common stock is listed on the New York Stock Exchange under the symbol “CAO.” The last reported sale price of CSK Corp.’s common stock on the New York Stock Exchange on November 30, 2005 was $15.50 per share.
       Investing in these notes involves risks. See “Risk Factors” beginning on page 11.
      We will not receive any proceeds from the sale of the notes or the shares of CSK Corp. common stock offered under this prospectus. We are responsible for the payment of certain expenses incident to the registration of the securities.
      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005

      CSK Auto, Inc. is an Arizona corporation, and CSK Auto Corporation and CSKAUTO.COM are Delaware corporations.
      In this prospectus, “CSK,” “we,” “us,” and “our” refer to CSK Auto, Inc. and its subsidiaries, and “CSK Corp.” refers to CSK Auto Corporation and its subsidiaries, including CSK Auto, Inc., except where the context otherwise requires or as otherwise indicated.
      CSK Auto Corporation has no business activity other than its investment in CSK Auto, Inc.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of CSK Corp. common stock owned by them. Each time the selling securityholders offer notes or CSK Corp. common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of any prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Additional Information” for more information.
      You should rely only on the information contained or incorporated by reference in this prospectus and, if applicable, any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry and Market Data
      In this prospectus, we rely on and refer to information regarding the automotive aftermarket industry from market research reports, analyst reports and other publicly available information including, without limitation, reports issued or prepared by the Automotive Aftermarket Industry Association, or the AAIA, Lang Marketing Resources, Inc. and the U.S. Department of Transportation. Unless otherwise indicated, all data in this prospectus relating to the automotive aftermarket industry is for the year 2002 and has been derived from the 2002/2003 or 2003/2004 AAIA Aftermarket Fact book, which cites various sources, including the U.S. Department of Commerce. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of it.

ADDITIONAL INFORMATION
      CSK Corp. files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any document CSK Corp. files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. CSK Corp.’s SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
      We “incorporate by reference” in this prospectus the information that CSK Corp. files with the SEC, which means that we can disclose important information to you by referring you to another document that CSK Corp. has filed with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement that is contained in a document incorporated by reference in this prospectus shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this prospectus.
      We are incorporating by reference the documents listed below and any documents to the extent filed by CSK Corp. with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until all of the securities covered by this prospectus are sold by the selling securityholders:

•	the description of CSK Corp.’s common stock contained in CSK Corp.’s Form 8-A filed March 5, 1998, including any amendment or report filed for the purpose of updating this description;

•	CSK Corp.’s annual report on Form 10-K for the fiscal year ended January 30, 2005, filed on May 2, 2005 (the “2004 Form 10-K”), which incorporates by reference certain sections of CSK Corp.’s Definitive Proxy Statement dated May 19, 2005;

•	CSK Corp.’s quarterly report on Form 10-Q for the quarterly period ended May 1, 2005, filed on June 10, 2005, and CSK Corp.’s quarterly report on Form 10-Q for the quarterly period ended July 31, 2005, filed on September 9, 2005; and

•	CSK Corp.’s current reports on Form 8-K filed on April 18, 2005, May 18, 2005, June 22, 2005, July 1, 2005, July 25, 2005, July 26, 2005, July 29, 2005, August 11, 2005, August 22, 2005, September 26, 2005, October 17, 2005 and December 1, 2005.

      Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.
      You should read the information relating to us and CSK Corp. in this prospectus together with the information in the documents incorporated by reference.
      You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:
CSK Auto, Inc.
645 E. Missouri Avenue
Suite 400
Phoenix, Arizona 85012
Attention: Finance Department
Phone: (602) 631-7392
      If at any time during the two-year period following the later of the date of original issue of the notes and the date of issue with respect to additional notes, if any, CSK Corp. is not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we and CSK Corp. will furnish to holders of notes, holders of CSK Corp.’s common stock issued upon exchange thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, in order to permit compliance with Rule 144A in connection with resales of notes and common stock issued upon exchange of notes.

FORWARD-LOOKING STATEMENTS
      Some of the information contained in, or incorporated by reference into, this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” and “continue” or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control, the occurrence of which could have a material adverse effect on our business, operating results, and financial condition. Factors that might cause actual results to differ materially from those in such forward-looking statements include, but are not limited to, competitive pressures and impacts, demand for our products, factors impacting procurement of import products, fluctuations in and the overall condition of the economy, inflation, consumer debt levels, factors impacting consumer spending and driving habits, conditions affecting new store development, weather conditions, the possibility that we may discover additional material weaknesses in our internal control over financial reporting in the future, and litigation and regulatory matters.

SUMMARY
      The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including the consolidated financial statements of CSK Corp. and related notes thereto, included and incorporated by reference in this prospectus. References to fiscal year 2004 and 2003 mean the 52 weeks ended January 30, 2005 and February 1, 2004, respectively. You should carefully consider the entire prospectus, including the “Risk Factors” section, before making an investment decision.
Our Company
Overview
      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 22 of the 28 geographic markets in which we operate, based on store count. As of July 31, 2005, we operated 1,142 stores in 19 states as a fully integrated company and single business segment under three brand names:

•	Checker Auto Parts, founded in 1969, with 430 stores in the Southwestern, Rocky Mountain, and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 226 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 486 stores primarily in California.
      In addition, as of July 31, 2005, we operated three value concept retail stores under the Pay N Save brand name in the Phoenix, Arizona area.
      We offer a broad selection of national brand name, private-label, and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items, and accessories. Our stores average approximately 7,200 square feet in size and typically offer a store specific mix averaging approximately 17,500 stock-keeping units, or SKUs. We also operate a highly efficient network of strategically located depots to provide approximately 75% of our stores an additional 60,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.
      We serve both the do-it-yourself (“DIY”) and the commercial installer, or do-it-for-me (“DIFM”), markets. The DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, is the foundation of our business. Sales to the DIY market represented approximately 83% of our net sales for fiscal 2004. The DIFM market is comprised of auto repair professionals, fleet owners, governments and municipalities and accounted for over 68% of the annual sales in the U.S. automotive aftermarket industry in 2003, according to statistics published by the Automotive Aftermarket Industry Association. Sales to the DIFM market represented approximately 17% of our net sales for fiscal 2004. In 1994, we began targeting the DIFM market to leverage our existing store base, fixed costs, inventory and in-store personnel. We believe we are well positioned to effectively and profitably further penetrate the highly fragmented DIFM market because of our sales force dedicated to DIFM customers, experienced in-store sales associates, level of customer service, conveniently located stores, efficient depot delivery network, attractive pricing, and ability to provide timely availability of a broad selection of national brand name products.
Industry overview
      We compete in the U.S. automotive aftermarket industry, which has annual sales in excess of $110 billion. This industry includes replacement parts (excluding tires), accessories, maintenance items, batteries, and automotive fluids for cars and light trucks. The industry is comprised of the DIY market and the

DIFM market. We believe that the U.S. automotive aftermarket industry is characterized by stable demand and is growing because of increases in:

•	the size and age of automotive vehicles in use;

•	the number of miles driven annually per vehicle;

•	the number of licensed drivers;

•	the percentage of the total light vehicle fleet represented by light trucks (including SUVs), which generate higher average aftermarket product purchases versus such purchases generated per car; and

•	the number of light vehicles coming off warranty, particularly leased vehicles, which we believe are often under-maintained and, therefore, may require higher-than-average maintenance and repair expenditures in the post-warranty period.
      While consolidation of automotive aftermarket retailers continues to occur, the industry remains highly fragmented. Our primary competitors include national and regional automotive parts chains, wholesalers, jobber stores, independent operators, automobile dealers, and discount stores and mass merchandisers that carry automotive products.
Competitive strengths and strategies
      We believe that our competitive strengths and strategies include the following:
      Leading Market Position in the Western United States. We are the largest specialty retailer of automotive parts and accessories in the Western United States and have the number one market position in 22 of the 28 geographic markets in which we operate, based on store count. We believe that we have better brand name recognition in our markets than many of our competitors due to the long operating history of our stores, our advertising and marketing programs, the breadth of our product selection, and our reputation for superior customer service and that the marks and trade names associated with our three primary brand names are important to our merchandising strategy and our business.
      As the largest specialty retailer of automotive parts and accessories in the Western United States, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies due to economies of scale, and (4) our advanced store level information and distribution systems, which are the result of our significant investments in recent years. We also believe that we enjoy a competitive advantage over mass merchandisers due to our focus on automotive parts and accessories and our knowledgeable sales associates.
      Focus on Customer Service. As part of our promise of “G.R.E.A.T.” service, our internally developed customer service initiative, we aim to provide the highest level of customer service in our industry in order to generate repeat business. Recruiting, training and retaining high quality sales associates is a major component of our focus on customer service. Our training programs and incentives encourage our sales associates to develop technical expertise, which enables them to effectively advise customers on product selection and use. We have an average of two National Institute for Automotive Service Excellence, or ASE, certified parts professionals per store. To further satisfy our customers’ needs, we also offer free testing of certain parts, “no hassle” return policies, electronically maintained warranties, and a customer service call center.
      Sophisticated Store-Level Information and Distribution Systems. In recent years, we have made significant investments in sophisticated store-level information systems and warehouse and distribution systems in order to more effectively manage our inventory and increase the availability of products to our customers. Our sophisticated inventory management systems provide inventory movement forecasting based on history, trends, and seasonality. Our systems have enhanced our ability to predict the size and timing of product requirements by closely monitoring service level goals, vendor lead times, and cost of inventory assumptions. Our store level replenishment system generates orders based upon store on-hand and store model stock quantities. Store model stock quantities are determined by an automatic model stock adjustment system that utilizes historical sales patterns, seasonality, and store presentation requirements. Our fully integrated warehouse and distribution network and our 32 strategically located depots, which operate using state-of-the-art technology, have allowed us to significantly improve distribution efficiency. In addition, these investments have allowed us to both improve our in-stock inventory levels and reduce delivery costs and times for products.
      We also maintain a store specific precision pricing program that seeks to optimize margins while maintaining price competitiveness. Our pricing philosophy is that we should not lose a customer because of price. Our pricing strategy is to offer everyday competitive prices at each of our stores. As a result, we closely monitor our competitors’ pricing levels through our precision pricing program, which analyzes prices at the store level rather than at the market or chain level. This initiative enables us to establish pricing levels at each store in relation to that store’s local market competition. Our entry-level products offer excellent value by meeting standard quality requirements at low prices. In addition, our sales associates are encouraged to offer alternative products at slightly higher price points. These products typically provide extra features, improved performance, an enhanced warranty, or are nationally branded items.
      Drive Customer Traffic and Increase Sales Base. Our marketing and merchandising strategy is designed to drive customer traffic and build market share. Our strategy is to make available to our customers one of the broadest selections of quality brand name products on a timely basis in order to maximize customer satisfaction and generate loyal repeat customers. We also strive to be the industry leader in introducing new and innovative product offerings, supported by our 52-week promotional print advertising programs that include color circulars and newspaper advertisements. We offer our products at competitive prices, in conveniently located and attractively designed stores. Our advertising programs are specifically tailored to target our various customer constituencies for maximum appeal and effectiveness.
      Highly Experienced and Proven Management Team. We are led by an innovative management team with a wealth of automotive aftermarket and retail industry experience. Maynard Jenkins, our Chairman and Chief Executive Officer, has served in his current position since January 1997 and has 39 years of retail management experience, including 18 years as a Chief Executive Officer. Martin Fraser, our President and Chief Operating Officer, has been with us for 27 years, serving in a number of key positions prior to his current role, including Executive Vice President — Merchandising, Distribution and Commercial and Sr. Vice President — Merchandising, Transportation, Replenishment, and Marketing. Our senior management team averages over 32 years of retail industry experience. We believe the strength and experience of our management team has enabled us to deliver exceptional operating and financial results and to emerge as a leader in our highly competitive industry.
Recent Developments
      New Credit Facility. On July 25, 2005, we entered into a new senior secured asset-based credit facility, which we refer to elsewhere in this prospectus as the new senior credit facility, with JPMorgan Chase Bank, N.A. and certain other financial institutions. The new senior credit facility permits aggregate borrowings of $250 million, subject to compliance with certain borrowing base tests. In August 2005 we increased the size of the new senior credit facility to $325 million, subject to compliance with certain borrowing base tests. For more information on our new senior credit facility, see “Description of Other Indebtedness — New senior credit facility.”
      Exchangeable Notes Offering. On July 29, 2005, we completed the private offering of $110 million aggregate principal amount of 3 3/8% Senior Exchangeable Notes due 2025. On August 4, 2005, the initial purchasers of the exchangeable notes exercised an option to purchase an additional $15 million principal amount of exchangeable notes, which were issued on August 10, 2005.
Corporate Information
      Our principal executive offices and the principal executive offices of CSK Corp. and CSKAUTO.COM, Inc. are located at 645 E. Missouri Ave., Suite 400, Phoenix, Arizona 85012 and our telephone number is (602) 265-9200. Our website is located at http://www.cskauto.com. The information on our website is not part of this prospectus.

The Offering
      The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Notes” and “Description of CSK Corp.’s Capital Stock.” For purposes of the description of notes included in this prospectus, references to “the Company,” “the Issuer,” “CSK,” “us,” “we,” and “our” refer only to CSK Auto, Inc. and not to our subsidiaries or CSK Corp.

Issuer	CSK Auto, Inc., an Arizona corporation.

Securities offered	$125 million aggregate principal amount of 3 3/8% Senior Exchangeable Notes due 2025.

Maturity date	August 15, 2025, unless earlier exchanged, redeemed, or repurchased.

Interest	3 3/8% per year until August 15, 2010 and 3 1/8% per year thereafter. Interest will be payable semiannually in arrears on August 15 and February 15 of each year, beginning February 15, 2006.

Guarantees	The notes are guaranteed on a senior unsecured basis by CSK Corp., which we refer to as the parent guarantee, and all of our existing and future domestic subsidiaries, which we refer to as the subsidiary guarantees. We refer to the parent guarantee and the subsidiary guarantees herein collectively as the guarantees.

The guarantees are general unsecured senior obligations of the guarantors and rank equally in right of payment with any existing and future senior debt of the guarantors.

Ranking	The notes are our direct, unsecured, and senior obligations and rank equal in priority with all of our existing and future unsecured and senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness and any indebtedness and liabilities of any future non-guarantor subsidiaries.

As of July 31, 2005, we had consolidated senior indebtedness of $210.9 million, of which $79.0 million was borrowed under our existing credit facility, which was secured by substantially all of our assets and all of our capital stock.

Simultaneously with the closing of the offering of the notes, we refinanced indebtedness outstanding under our existing credit facility with a new senior asset-based credit facility, which we refer to as the new senior credit facility. As of July 31, 2005 we had $100.9 million of outstanding secured debt, including debt outstanding under our new senior credit facility.

Exchange rights	You may exchange the notes into cash and shares of CSK Corp.’s common stock, if any, as described herein. Upon exchange, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be exchanged and our total exchange obligation and shares of CSK Corp.’s common stock in respect of the remainder, if any, of our exchange obligation. See “Description of Notes — Exchange rights — Payment upon exchange.”

The initial exchange rate for the notes is 43.3125 shares per $1,000 principal amount of notes (equal to an exchange price of approximately $23.09 per share), subject to adjustment. The notes may be exchanged by you only under the following circumstances:

• during any fiscal quarter (and only during that fiscal quarter) commencing after July 31, 2005 if the last reported sale price of CSK Corp.’s common stock is greater than or equal to 130% of the exchange price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

• if the notes have been called for redemption by us; or

• upon the occurrence of specified corporate transactions described under “Description of Notes — Exchange rights — Exchange upon specified corporate transactions.”

In addition, following certain corporate transactions that occur prior to August 15, 2010 and that also constitute a fundamental change (as defined in this prospectus), if a holder elects to exchange its notes in connection with such corporate transactions, we will increase the exchange rate by an additional number of shares of common stock upon exchange in certain circumstances or, in lieu thereof, we may, in connection with transactions that constitute a public acquirer change of control, elect to adjust the exchange rate and related exchange obligation so that the notes are exchangeable into cash and shares of the acquiring or surviving company as described under “Description of Notes — Exchange rights — Exchange after a public acquirer change of control.”

Initially, the number of shares of CSK Corp. common stock reserved for issuance upon exchange of the notes will be limited to 3.5 million shares. CSK Corp. has agreed to use its reasonable best efforts to seek to obtain approval at its next annual stockholders’ meeting to increase its authorized capital stock to an amount sufficient to reserve for potential future issuance upon the exchange of the notes. Following any increase in authorized shares of common stock of CSK Corp. after the issuance of the notes, whether pursuant to such stockholder approval or otherwise, CSK Corp. has agreed to reserve any additional authorized shares issuable upon exchange of the notes and not yet so reserved. Accordingly, and notwithstanding the description of the settlement amount above, unless and until such additional shares are reserved for exchange of the notes, the number of shares of common stock issuable upon exchange of each $1,000 principal amount of notes will be limited to 28 shares. CSK Corp. has also agreed not to engage in any transaction that would require an adjustment to the exchange rate until it has so reserved the additional authorized shares needed for the exchange of the notes. This limit will not affect the obligation to deliver cash upon exchange of the notes in respect of the principal amount of the notes.

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon exchange of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon exchange.

Notes called for redemption may be surrendered for exchange prior to 5:00 p.m., New York City time, on the second trading day immediately preceding the redemption date.

Sinking fund	None.

Optional redemption	Prior to August 15, 2010, the notes will not be redeemable. On or after August 15, 2010, upon at least 35 calendar days notice, we may redeem for cash some or all of the notes, at any time and from time to time, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date.

Repurchase of notes by us at the option of the holder	You may require us to repurchase some or all of your notes for cash on August 15, 2010, August 15, 2015, and August 15, 2020 at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest and additional interest, if any, to, but not including, the applicable repurchase date.

Fundamental change	If we undergo a fundamental change (as defined in this prospectus), you may require us to repurchase some or all of your notes for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest and additional interest, if any, to, but not including, the applicable repurchase date.

Registration rights	We, CSK Corp., and the subsidiary guarantor agreed to file a shelf registration statement under the Securities Act relating to the resale of the notes, the guarantees, and the common stock issuable upon exchange thereof. If the registration statement is not filed or has not become effective within the time periods set forth in this prospectus, we will be required to pay additional interest to holders of the notes. We will not, however, pay any additional interest to holders of the common stock issued upon exchange of the notes. See “Registration Rights.”

Use of proceeds	We will not receive any cash proceeds from the sale of the notes or the shares of CSK Corp. common stock offered under this prospectus.

Book-entry form	The notes are issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Trading	The notes are designated for trading in the PORTAL market. CSK Corp. common stock trades on the New York Stock Exchange under the symbol “CAO.”
Exchangeable Note Hedge and Warrant Option Transactions
      We entered into an exchangeable note hedge transaction with JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., which is expected to reduce the potential dilution upon exchange of the notes. CSK Corp. also entered into a warrant option transaction with JPMorgan Chase Bank, N.A. We and CSK Corp., as applicable, entered into amendments to these transactions with JPMorgan Chase Bank, N.A. in connection with the exercise of the over-allotment option by the initial purchasers of the notes. In connection with these transactions, we and CSK Corp. used an aggregate of approximately $9.2 million of the net proceeds of the offering of the notes. In connection with hedging these transactions, JPMorgan Chase Bank, N.A. or its affiliates:

•	were expected to enter into various over-the-counter derivative transactions with respect to CSK Corp.’s common stock concurrently with the pricing of the notes; and

•	may enter or have entered into, or may unwind, various over-the-counter derivatives and/or purchase or sell CSK Corp.’s common stock in secondary market transactions following the pricing of the notes (including during any cash settlement averaging period in respect of any exchange of notes).
      Such activities could have the effect of increasing, or preventing a decline in, the price of CSK Corp.’s common stock concurrently with or following the pricing of the notes. In addition, any hedging transactions by JPMorgan Chase Bank, N.A. or its affiliates following the pricing of the notes, including during any cash settlement averaging period, may have an adverse impact on the trading price of CSK Corp.’s common stock.
Risk Factors
      See “Risk Factors” beginning on page 11 for a description of the risks that you should consider before making a decision to invest in the notes.

Summary Consolidated Financial Information and Other Data for CSK Corp.
      The historical consolidated financial and operating data set forth below as of and for each of the three years in the period ended January 30, 2005 have been derived from CSK Corp.’s consolidated audited financial statements incorporated by reference in this prospectus. The historical consolidated financial and operating data set forth below as of and for each of the twenty-six weeks ended July 31, 2005 and August 1, 2004 have been derived from CSK Corp.’s unaudited consolidated financial statements incorporated by reference in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals only, which we consider necessary for a fair statement of CSK Corp.’s financial position and results of operations for these periods. Operating results for the twenty-six weeks ended July 31, 2005 are not necessarily indicative of results that might be expected for the entire fiscal year. You should read the data presented below with CSK Corp.’s consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus.

	Twenty-Six Weeks Ended
			Fiscal Year(1)
	July 31,	August 1,
	2005	2004	2004	2003	2002

	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$816,249	$806,111	$1,577,460	$1,578,056	$1,506,646
Cost of sales(2)	443,300	423,348	843,600	860,952	835,298

Gross profit	372,949	382,763	733,860	717,104	671,348
Other costs and expenses:
Operating and administrative(2)	318,830	319,210	635,541	619,932	594,698
Store closing and other restructuring costs(3)	969	887	2,191	12,669	5,026

Operating profit	53,150	62,666	96,128	84,503	71,624
Interest expense, net	16,870	16,580	33,460	52,418	63,544
Loss on debt retirement(4)	1,600	—	1,026	49,494	6,008

Income (loss) before income taxes	34,680	46,086	61,642	(17,409)	2,072
Income tax expense (benefit)	13,577	18,007	24,761	(7,854)	(324)

Net income (loss)	$21,103	$28,079	$36,881	$(9,555)	$2,396

Per Share Data:
Basic earnings (loss) per share	$0.47	$0.61	$0.81	$(0.21)	$0.06
Diluted earnings (loss) per share	$0.46	$0.60	$0.80	$(0.21)	$0.06
Shares used in computing basic per share amounts	45,133	46,349	45,713	45,658	40,635
Shares used in computing diluted per share amounts	45,514	46,675	46,002	45,658	40,752
Other Data:
Commercial sales(5)	$146,648	$133,660	$260,781	$260,842	$262,773
Selected Store Data:
Number of stores (end of period)	1,145	1,123	1,134	1,114	1,109
Percentage increase (decrease) in comparable store net sales(6)	—	1%	(1)%	6%	7%

	Twenty-Six Weeks Ended
			Fiscal Year(1)
	July 31,	August 1,
	2005	2004	2004	2003	2002

	(In thousands, except per share data)
Balance Sheet Data (end of period):
Cash and cash equivalents	$18,748	$44,615	$56,548	$37,221	$15,519
Total assets	1,006,835	1,070,981	1,042,118	1,047,992	1,015,503
Total debt (including current maturities)	430,964	508,684	497,313	526,726	530,453
Stockholders’ equity	212,764	207,479	214,284	198,411	189,387

(1)	CSK Corp.’s and our fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to January 31, and is named for the calendar year just ended. All fiscal years presented had 52 weeks.

(2)	In March 2003, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) reached consensus on certain matters discussed in EITF 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.” EITF 02-16 states that allowances provided by vendors are presumed to be a reduction in the costs of purchasing inventories (to be recognized in inventory and cost of sales), except for that portion that is a reimbursement for costs incurred to sell the vendors’ products. In order to qualify as a reimbursement, the costs must be specific, identifiable and incremental, to be recognized as a reduction to operating and administrative expenses. Under previous accounting guidance, we accounted for all non-performance based vendor allowances as a reduction of inventory cost and allocated performance-based vendor allowances as a reduction of advertising expense or cost of goods sold, as appropriate, in the period the expense was incurred. During the first quarter of fiscal 2003, we adopted the provisions of EITF 02-16 and implemented a policy of considering all cooperative advertising arrangements and other vendor allowances to be a reduction of product costs, unless we are specifically required to substantiate costs incurred to the vendor and do so in the normal course of business. For fiscal 2002, vendor allowances totaling approximately $19.2 million were classified as a reduction to advertising expense (in operating and administrative expense) rather than as a reduction to cost of sales as currently required by EITF 02-16.

(3)	Amounts relate to costs incurred in connection with the closure of existing stores. During fiscal 2003, we incurred $12.2 million associated with our change in closed store strategy.

(4)	During the second quarter of 2005, we recorded a loss on debt retirement of $1.6 million as a result of the write off of certain deferred financing fees relating to our July 2005 refinancing. During fiscal 2004, we recorded a loss on debt retirement of $1.0 million as a result of the redemption of the $15.0 million remaining balance of our 12% senior notes. During fiscal 2003, we recorded a loss on debt retirement of $49.5 million primarily due to the early redemption of 94% of our then-existing 12% senior notes. During fiscal 2002, CSK Corp. sold shares of its common stock in an underwritten public offering and used proceeds from the sale of those shares to retire approximately $71.7 million of its 11% senior subordinated notes, resulting in a loss on debt retirement of $6.0 million.

(5)	Represents sales to commercial accounts, including sales from stores without commercial sales centers.

(6)	Comparable store net sales data is calculated based on the change in net sales commencing after the time a new store has been open twelve months. Therefore, sales for the first twelve months a new store is open are not included in the comparable store calculation. Relocations are included in comparable store net sales from the date of opening.

Ratio of Earnings to Fixed Charges
      The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. For purposes of this ratio, earnings means the sum of:

•	our income (loss) before income taxes from continuing operations; and

•	our fixed charges.
      For purposed of this ratio, fixed charges means the sum of:

•	the interest we pay on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance costs; and

•	one-third (the proportion deemed representative of the interest factor) of all our rental expenses.
      The following table presents our historical ratios of earnings to fixed charges for each of the periods indicated:

	Twenty-Six
	Weeks Ended
			Fiscal Year
	July 31,	August 1,
	2005	2004	2004	2003		2002	2001		2000

Ratio	1.97x	2.32x	1.88x		(1)	1.02x		(1)		(1)

(1)	The ratio of earnings to fixed charges for fiscal years 2003, 2001 and 2000 was less than one-to-one coverage. In order to achieve one-to-one coverage, an additional $17.4 million, $54.6 million, and $16.4 million, respectively, of pre-tax income would have been required.

RISK FACTORS
      You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business, and an investment in the notes. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the notes and CSK Corp.’s common stock into which the notes are exchangeable to decline, which in turn could cause you to lose all or part of your investment.
Risks Related to our Industry and Business

Our industry is highly competitive and we may not have the resources to compete effectively.
      The retail sale of automotive parts and accessories is highly competitive. Some of our competitors have more financial resources, are more geographically diverse, or have better name recognition than we do, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices, we may reduce our prices to maintain a competitive position, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.
      We compete primarily with the following types of businesses:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (some of which are associated with national parts distributors or associations);

•	automobile dealers that supply manufacturer parts; and

•	mass merchandisers and discounters that carry automotive replacement parts and accessories.

A decrease in vehicle miles driven and milder summer temperatures may negatively affect our revenues.
      The need to purchase or replace auto parts is affected by the number of vehicle miles driven. A substantial decrease in the number of vehicle miles driven could have a negative impact on our revenues. Factors that may cause the number of vehicle miles to decrease include:

•	weather conditions;

•	increases in gas prices;

•	changes in the economy; and

•	changes in travel patterns.
      In addition, we generally experience increased sales when temperatures are extreme. Accordingly, milder summer temperatures, as we experienced in fiscal 2004 in many of our key markets, may adversely affect our revenues.

A decrease in the ability and willingness of our suppliers to supply products to us on favorable terms would have a negative impact on our results of operations.
      Our business depends on developing and maintaining productive relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly, or order sufficient quantities of inventory from our vendors, such as occurred during fiscal 2001, may increase the cost of products we purchase from vendors or may lead to vendors refusing to sell products to us at all. The trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. Any disruption in our vendor relationships or a disruption in our vendor operations could have a material adverse effect on our business and results of operations.
      We receive various payments, allowances, and discounts from our vendors based on, among other things, the volume of purchases or for services that we provide to the vendors. These vendor discounts and allowances help us reduce our costs of sales. Monies received from the vendors include rebates, allowances, and promotional funds. Typically, these funds are dependent on purchase volumes and advertising plans. The amounts to be received are subject to changes in market conditions, vendor marketing strategies, and changes in the profitability or sell-through of the related merchandise. Any material change in, or failure to obtain vendor allowances and discounts, including if we fail to satisfy the criteria in our vendor programs, such as a result of our failure to sell a sufficient quantity of the vendor’s products, could have a material adverse effect on our business and results of operations.

Our operations are concentrated in the western region of the United States, and therefore our business is subject to fluctuations if adverse conditions occur in that region.
      The majority of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, the cost of electricity, earthquakes, and other natural disasters. In recent years, certain regions where we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is seasonal, inclement weather occurring during traditionally peak selling months may harm our business. No prediction can be made as to future economic or weather conditions. Several of our competitors operate stores across the United States and, therefore, may not be as sensitive to such regional risks.

War or acts of terrorism or the threat of either may have a negative impact on our results of operations.
      War or acts of terrorism or the threat of either may have a negative impact on our results of operations by making it more difficult to obtain merchandise available for sale in our stores. In fiscal 2004, we imported directly from other countries approximately 4% of our merchandise. If imported goods become difficult or impossible to bring into the United States, and if we cannot obtain such merchandise from other sources at similar costs, our sales and profit margins may be negatively affected. In the event that commercial transportation is curtailed or substantially delayed, our business may be adversely impacted, as we may have difficulty shipping merchandise to our distribution centers and stores. War or acts of terrorism or the threat of either may also cause the number of vehicle miles to decrease.

Because we are involved in litigation from time to time, and are subject to numerous governmental laws and regulations, we could incur substantial judgments, fines, legal fees, and other costs.
      We currently and from time to time face complaints or litigation incidental to the conduct of our business, including asbestos and similar product liability claims, slip and fall, and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real estate claims. See Item 3 — Legal Proceedings in the 2004 Form 10-K. In some cases, the damages claimed against us are substantial. We accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. Although we maintain liability insurance for some litigation claims, if one or more of the claims greatly exceeds our coverage limits or our insurance policies do not cover a claim, it could have a material adverse effect on our business and operating results.
      In addition, we are subject to numerous federal, state, and local governmental laws and regulations relating to, among other things, taxation, employment, environmental protection, and building and zoning requirements. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions.

We are subject to environmental laws and the cost of compliance with these laws could negatively impact the results of our operations.
      We are subject to various federal, state, and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage, and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil-recycling program. There can be no assurance that compliance with environmental laws and regulations will not have a material adverse effect on us in the future. See Item 1 — Business — Environmental Matters in the 2004 Form 10-K.

We may not be able to grow our number of stores in a profitable manner.
      Our store growth is based, in part, on expanding selected stores, relocating existing stores, and adding new stores primarily in markets we currently serve, and, from time to time, acquiring stores in our existing and new markets from other automotive parts and accessories retailers.
      Our future organic growth is dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner;

•	hire, train and retain competent managers and associates; and

•	integrate new stores into our systems and operations.
      In addition, in the past we have acquired other automotive parts and accessories retailers in our existing and new markets. These types of acquisitions involve a variety of risks. Failure to successfully integrate a large number of acquired stores into our existing business in connection with any future acquisition could adversely affect our financial condition and results of operations, particularly during the period immediately following the acquisition of such stores.
      We cannot assure you that our opening of new stores in markets we already serve will not adversely affect existing store profitability nor can we assure you that we will be able to manage our growth effectively.

If the material weaknesses identified in the management’s report on internal control over financial reporting as of January 30, 2005 are not remediated, they could result in a material misstatement of our accounts in a future period, which would result in a material misstatement to CSK Corp.’s consolidated annual or interim financial statements that would not be prevented or detected.
      Section 404 of the Sarbanes-Oxley Act of 2002 requires that CSK Corp. establish and maintain an adequate internal control structure and procedures for financial reporting and assess on an on-going basis the design and operating effectiveness of its internal control structure and procedures for financial reporting. In May 2005, CSK Corp. restated its consolidated financial statements for its 2000, 2001, 2002, and 2003 fiscal years and all interim periods of fiscal 2004. The required restatements related to (i) correction of its lease accounting practices, specifically relating to the evaluation of lease terms, free rent periods, straight-lining of minimum escalating lease payments, the classification of landlord incentives/allowances, and the treatment of costs incurred for certain stores that are constructed and subsequently transferred to our landlords, (ii) correction of the period for recognition of vendor allowances from October through September (i.e. the vendor allowance program year) to a calendar year to correspond with purchases from vendors, and (iii) adjustments required as a result of vendor allowances recorded in error in prior periods that will not be collected.

      In connection with the restatements and required audit adjustments, management concluded that as of January 30, 2005, there were material weaknesses in our internal control over financial reporting relating to:

•	lease accounting practices;

•	accounting for vendor allowances;

•	valuation of inventory allowance accounts for shrinkage and obsolescence and related cost of sales; and

•	certain aspects of the financial reporting process.
      As a result of these material weaknesses, management concluded that we did not maintain effective controls over financial reporting as of January 30, 2005. Although we have begun to implement certain remediation actions, we are still evaluating all the appropriate remediation activities required to address all of the identified material weaknesses. Accordingly, these material weaknesses could result in material misstatements in our financial statements in the future that would not be prevented or detected. See Item 8 — Consolidated Financial Statements and Supplementary Data — Management’s Report on Internal Control over Financial Reporting and — Plan for Remediation of Material Weaknesses in the 2004 Form 10-K.
Risks Related to the Notes and CSK Corp.’s Common Stock

We are highly leveraged and have substantial debt service obligations. Our substantial indebtedness could adversely affect our business, financial condition, and results of operations, and our ability to meet our payment obligations under the notes and our other debt agreements.
      We are highly leveraged. As of July 31, 2005, we had an aggregate of approximately $431.0 million of outstanding indebtedness for borrowed money, of which $100.9 million was secured indebtedness, including capital lease obligations. In August 2005, we increased the amount of our new senior credit facility by $75.0 million to a total of $325.0 million.
      Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
      The degree to which we are leveraged could have important consequences to your investment in the notes, including the following risks:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding indebtedness;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•	some of our indebtedness, including our new senior credit facility, carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•	we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business; and

•	our failure to comply with the financial and other restrictive covenants governing our other debt agreements, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

      Any of the above-listed factors could have an adverse effect on our business, financial condition, and results of operations, our ability to meet our payment obligations under the notes and our other indebtedness, and the price of CSK Corp.’s common stock.

Our debt agreements restrict or prohibit our ability to engage in or enter into some operating and financing arrangements, which may limit our ability to operate our business.
      The operating and financial restrictions and covenants in certain of our debt agreements impose significant operating and financial restrictions on us and, in some circumstances, require us to maintain a certain maximum fixed charge coverage ratio. Complying with these restrictions and covenants may cause us to take actions that are not favorable to you as a holder of the notes. These restrictions may also have a negative impact on our business, results of operations, and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.
      These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.
      In addition, a breach of the covenants, ratio, or restrictions contained in our debt agreements could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our debt agreements, including our new senior credit facility, could elect to declare all amounts outstanding under such agreements, together with accrued interest, to be immediately due and payable. If our lenders accelerate the payment of any of our indebtedness, we cannot assure you that our assets securing such debt would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

We may not be able to generate the necessary amount of cash to service our indebtedness, which may require us to refinance our indebtedness or default on our scheduled debt payments, undermining our ability to grow and operate profitably.
      We need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. This, to some extent, is subject to general economic, financial, competitive, legislative, and regulatory factors as well as other factors that are beyond our control. In addition, our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us in an amount sufficient to enable us to satisfy all of our obligations (including those under the notes offered hereby) or to fund our other liquidity needs. In addition, because our new senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase.
      If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness before the scheduled maturity dates of such debt, sell assets, or raise equity. On such maturity dates we may need to refinance our indebtedness if our operations do not generate enough cash to pay such indebtedness in full and if we do not raise additional capital. Our ability to refinance will depend on the capital markets and our financial condition at such time. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets, or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

Despite our current indebtedness levels, we may still incur substantially more indebtedness or take other actions which could negatively impact you, which would intensify the risks discussed above.
      Despite our current and anticipated debt levels, we may be able to incur substantial additional indebtedness in the future. Our debt agreements permit additional borrowings, and any such borrowings would be secured by substantially all of our assets. We are not restricted under the terms of the indenture for the notes from incurring additional indebtedness or securing indebtedness other than the notes. In addition, the notes do not require us to achieve or maintain minimum financial results relating to our financial position or results of operations. Although the terms of our other debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the substantial risks described above would intensify.
      Our ability to recapitalize, incur additional debt, secure existing or future debt, and take a number of other actions that are not limited by the terms of the indenture for the notes could have the effect of diminishing our ability to make payments on the notes when due.

The notes are effectively junior to all of our and our subsidiaries’ secured indebtedness and effectively junior to the existing and future liabilities of any future non-guarantor subsidiaries.
      The notes are unsecured and therefore are effectively subordinated to any of our existing and future secured indebtedness, including indebtedness under our new senior credit facility, to the extent of the value of the assets securing such debt. As a result, in the event of our bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, our assets will be available to satisfy obligations of our secured debt before any payment may be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the debt were issued by a subsidiary) with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes.
      In addition, the notes are effectively junior to all liabilities of any future non-guarantor subsidiaries, including indebtedness, trade payables, guarantees, lease obligations, and letter of credit obligations.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from us and guarantors.
      All of our existing and future domestic subsidiaries will guarantee our obligations under the notes. Under federal or state fraudulent transfer law, if a subsidiary guarantor becomes a debtor in a case under the United States Bankruptcy Code or suffers other financial difficulty, a court might avoid (that is, cancel) its guarantee. A court might do so if it found that:

•	the subsidiary received less than reasonably equivalent value or fair consideration for its guarantee; and

•	when the subsidiary entered into its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee), it either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or should have believed that it would incur debts beyond its ability to pay.
      A court might also avoid a subsidiary’s guarantee, without regard to these factors, if it found that the subsidiary entered into its guarantee with actual intent to hinder, delay, or defraud its creditors.

      The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, a court would consider an entity insolvent if:

•	the sum of its existing debts, including contingent and unliquidated liabilities, exceeds the fair salable value of all of its assets;

•	the present fair salable value of its assets is less than the amount required to pay the probable liability on its existing debts, including contingent and unliquidated liabilities, as they become due; or

•	it could not pay its debts as they become due.
      We cannot be sure as to the standards that a court would use to determine whether or not the guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or subordinated to the guarantor’s other debt.
      If the guarantees were legally challenged, they could also be subject to the claim that, since they were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors were incurred for less than fair consideration.
      A court could thus void the obligations under the guarantee or subordinate the guarantee to the guarantor’s other debt or take other action detrimental to holders of the notes.

The adjustment to the exchange rate for notes exchanged in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.
      If a specified corporate transaction that constitutes a fundamental change occurs prior to August 15, 2010, under certain circumstances, we will increase the exchange rate by a number of additional shares of CSK Corp.’s common stock for notes exchanged in connection with such specified corporate transaction. The increase in the exchange rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of CSK Corp.’s common stock in such transaction, as described below under “Description of Notes — Exchange rights.” The adjustment to the exchange rate for notes exchanged in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the specified corporate transaction occurs after August 15, 2010 or if the price of CSK Corp.’s common stock in the transaction is greater than $60.00 per share or less than $17.76 (in each case, subject to adjustment), no adjustment will be made to the exchange rate.

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or on any other repurchase date, as required by the indenture governing the notes.
      On August 15, 2010, August 15, 2015, and August 15, 2020, or following a fundamental change as described under “Description of Notes — Repurchase of notes by us at the option of the holder upon a fundamental change,” holders of notes may require us to repurchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any notes tendered by holders for repurchase on any of these dates or upon a fundamental change. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repurchase the notes. Our failure to repurchase the notes when required will result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
      Upon the occurrence of a fundamental change, you have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The notes may not have an active market and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.
      There is no established public trading market for the notes. The notes originally issued in the private placement are eligible for trading on The Portal Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The Portal Market. The notes will not be listed on any securities exchange or included in any automated quotation system. An active trading market for the notes may develop. If such a market develops, it may not provide sufficient liquidity to permit you to sell your notes. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.
      Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of CSK Corp.’s common stock and the market for similar securities. Historically, the market for convertible and exchangeable debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Any adverse rating of the notes may cause the value of the notes to fall.
      We do not intend to seek a rating on the notes by Standard & Poor’s Credit Market Services, Moody’s Investor Services, Inc., or any other rating agency. If the notes are rated, in the future, one or both of these rating agencies may lower the ratings on the notes. If the rating agencies reduce their ratings on the notes in the future or indicate that they have their ratings on the notes under surveillance or review with possible negative implications, the value of the notes could decline.
      Our current corporate credit and our 7% senior subordinated notes due 2014 are, however, rated by Standard and Poor’s and Moody’s and these ratings could impact the value of the notes and the trading price of CSK Corp.’s common stock. Any decline in the ratings of our corporate credit and our 7% senior subordinated notes due 2014 or any indications from the rating agencies that their ratings on our corporate credit and our 7% senior subordinated notes due 2014 are under surveillance or review with possible negative implications could adversely affect the value of the notes and the trading price of CSK Corp.’s common stock. In addition, a ratings downgrade could adversely affect our ability to access capital. Ratings on the notes are not a recommendation to buy the notes and such ratings may be withdrawn or changed at any time.

CSK Corp. may issue additional shares of common stock and thereby materially and adversely affect the price of its common stock.
      Except as described under “Plan of Distribution,” CSK Corp. is not restricted from issuing additional shares of its common stock, or securities convertible into or exchangeable for its common stock, during the life of the notes and has no obligation to consider your interests for any reason. If CSK Corp. issues additional shares of its common stock or such convertible or exchangeable securities, it may materially and adversely affect the price of its common stock and, in turn, the price of the notes.

The exchange rate of the notes may not be adjusted for all dilutive events.
      The exchange rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on CSK Corp.’s common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends, and certain issuer tender or exchange offers as described under “Description of Notes — Exchange rights — Exchange rate adjustments.” The exchange rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

The conditional exchange feature of the notes could result in your receiving less than the value of CSK Corp.’s common stock into which a note would otherwise be exchangeable.
      The notes are exchangeable into shares of CSK Corp.’s common stock only if specified conditions are met. If the specific conditions for exchange are not met, you will not be able to exchange your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be exchangeable.

The market price for CSK Corp.’s common stock may be volatile.
      In recent periods, there has been volatility in the market price for CSK Corp.’s common stock. In addition, the market price of CSK Corp.’s common stock could fluctuate substantially in the future in response to a number of factors, including the following:

•	actual or anticipated fluctuations in CSK Corp.’s operating results;

•	actual or anticipated changes in CSK Corp.’s growth rates or its competitors’ growth rates;

•	changes in stock market analyst recommendations regarding CSK Corp.’s common stock, the common stock of companies that investors deems comparable to CSK Corp. or our industry generally;

•	operating and stock price performance of other companies that investors deem comparable to CSK Corp.;

•	changes in governmental regulations; and

•	geopolitical conditions, such as acts of threats of terrorism or military conflicts.
      General market fluctuations, industry factors and general economic and political conditions or events, economic slowdowns, interest rate changes, credit loss trends or currency fluctuations, could also cause CSK Corp.’s common stock to decrease regardless of CSK Corp.’s operating performance.
      In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect CSK Corp.’s stock price regardless of our operating results.

Exchange of the notes will dilute the ownership interest of existing CSK Corp.’s stockholders, including holders who had previously exchanged their notes.
      The exchange of some or all of the notes will dilute the ownership interests of CSK Corp.’s existing stockholders. Any sales in the public market of CSK Corp.’s common stock issuable upon such exchange could adversely affect prevailing market prices of CSK Corp.’s common stock. In addition, the existence of the notes may encourage short selling by market participants because the exchange of the notes could depress the price of CSK Corp.’s common stock.

The trading prices for the notes will be directly affected by the trading prices for CSK Corp.’s common stock, which are difficult to predict.
      The price of CSK Corp.’s common stock could be affected by possible sales of CSK Corp.’s common stock by investors who view the notes as a more attractive means of equity participation in CSK Corp. by hedging or arbitrage trading activity that may develop involving the CSK Corp.’s common stock. This arbitrage could, in turn, affect the trading prices of the notes.

      If you hold notes, you will not be entitled to any rights with respect to CSK Corp.’s common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon exchange of your notes. For example, in the event that an amendment is proposed to CSK Corp.’s restated certificate of incorporation, as amended, or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your exchange of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences, or special rights of CSK Corp.’s common stock or other classes of capital stock.

The exchangeable note hedge and warrant option transactions may affect the value of the notes and the trading price of CSK Corp.’s common stock.
      In connection with the issuance of the notes, we entered into an exchangeable note hedge transaction with JPMorgan Chase Bank, N.A., which is expected to reduce the potential dilution upon exchange of the notes. CSK Corp. also entered into a warrant option transaction with JPMorgan Chase Bank, N.A. We and CSK Corp., as applicable, entered into amendments to these transactions with JPMorgan Chase Bank, N.A. in connection with the exercise of the over-allotment option by the initial purchasers of the notes. In connection with these transactions, we and CSK Corp. used an aggregate of approximately $9.2 million of the net proceeds of the offering of the notes. In connection with hedging these transactions, JPMorgan Chase Bank, N.A. or its affiliates:

•	were expected to enter into various over-the-counter derivative transactions with respect to CSK Corp.’s common stock concurrently with the pricing of the notes; and

•	may enter or have entered into, or may unwind, various over-the-counter derivatives and/or purchase or sell CSK Corp.’s common stock in secondary market transactions following the pricing of the notes (including during any cash settlement averaging period related to an exchange of notes).
      Such activities could have the effect of increasing, or preventing a decline in, the price of CSK Corp.’s common stock concurrently with or following the pricing of the notes. JPMorgan Chase Bank, N.A. or its affiliates are likely to modify their hedge positions from time to time prior to exchange or maturity of the notes by purchasing and selling shares of CSK Corp.’s common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any cash settlement averaging period for an exchange of notes, which may have a negative effect on the exchange value of those notes. In addition, we intend to exercise options we hold under the exchangeable note hedge transaction whenever notes are exchanged. In order to unwind its hedge position with respect to those exercised options, JPMorgan Chase Bank, N.A. expects to sell shares of CSK Corp.’s common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to CSK Corp.’s common stock during the cash settlement averaging period for the exchanged notes.
      The effect, if any, of any of these transactions and activities on the market price of CSK Corp.’s common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of CSK Corp.’s common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon the exchange of the notes.

If CSK Corp. pays a cash dividend on its common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.
      If CSK Corp. pays a cash dividend on its common stock, an adjustment to the exchange rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States Federal Income Tax Considerations.”

Exchange of notes into cash or a combination of both cash and CSK Corp. common stock will require U.S. holders to recognize taxable gains or losses.
      Upon the exchange of a note into a combination of both cash and CSK Corp.’s common stock, a U.S. holder generally will be required to recognize taxable gain or loss equal to the difference between (a) the sum of the fair market value of the common stock received and any cash received and (b) such holder’s adjusted tax basis in the note being exchanged. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Certain United States Federal Income Tax Considerations” and are also urged to consult their own tax advisors prior to investing in the notes.

USE OF PROCEEDS
      We will not receive any cash proceeds from the sale of the notes offered by this prospectus or the shares of CSK Corp. common stock into which the notes are exchangeable.

PRICE RANGE OF COMMON STOCK
      CSK Corp.’s common stock trades on the New York Stock Exchange under the symbol “CAO.” The following table sets forth, for the periods indicated, the reported high and low sales prices per share of CSK Corp.’s common stock as reported by the New York Stock Exchange.

	Price Range

	High	Low

Fiscal 2005
First quarter	$17.65	$15.26
Second quarter	18.85	15.31
Third quarter	19.20	13.96
Fourth quarter (through November 30, 2005)	15.95	14.45
Fiscal 2004
First quarter	$20.03	$16.25
Second quarter	18.76	13.60
Third quarter	14.89	11.55
Fourth quarter	16.74	14.70
Fiscal 2003
First quarter	$10.78	$7.75
Second quarter	15.32	10.38
Third quarter	17.62	13.56
Fourth quarter	19.69	16.50
      On November 30, 2005 the last reported sale price for CSK Corp.’s common stock on the New York Stock Exchange was $15.50 per share. There were approximately 57 holders of record of CSK Corp.’s common stock as of November 22, 2005.
DIVIDEND POLICY
      CSK Corp. has not paid any dividends on its common stock during the last two fiscal years. CSK Corp. currently does not intend to pay any dividends on its common stock.
      CSK Corp. is a holding company with no business operations of its own. CSK Corp. therefore depends upon payments, dividends, and distributions from us for funds to pay dividends to its stockholders. We currently intend to retain our earnings to fund our working capital, debt repayment, and capital expenditure needs and for other general corporate purposes. We have no current intention of paying dividends or making other distributions to CSK Corp. in excess of amounts necessary to pay its operating expenses and taxes. In addition, our debt agreements contain restrictions on our ability to pay dividends or make payments or other distributions to CSK Corp.

CAPITALIZATION
      The following table sets forth the consolidated cash and cash equivalents and capitalization of CSK Corp. as of July 31, 2005. You should read this table together with “Summary Consolidated Financial Information and Other Data for CSK Corp.” and our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus.

July 31, 2005

(In thousands,
except share
amounts)
Cash and cash equivalents	$18,748

Debt (including current maturities):
7% senior subordinated notes(1)	$220,055
3 3/8% senior exchangeable notes(2)	110,000
New senior credit facility(3)	79,000
Seller financing obligations	8,726
Capital lease obligations	13,183

Total debt (including current maturities)	430,964

Stockholders’ equity:
Common stock, $0.01 par value, 58,000,000 shares authorized, 43,780,569 shares issued and outstanding at July 31, 2005(4)	438
Additional paid-in capital	424,674
Deferred compensation	(1,775)
Accumulated deficit	(210,573)

Total stockholders’ equity	212,764

Total capitalization	$643,728

(1)	Reflects the fair value of the senior subordinated notes. See note 5 (Long-Term Debt) to CSK Corp.’s consolidated financial statements for the quarterly period ended July 31, 2005 incorporated by reference in this prospectus.

(2)	On August 4, 2005, the initial purchasers of the exchangeable notes exercised an option to purchase an additional $15 million principal amount of exchangeable notes. The notes were issued on August 10, 2005, bringing the total principal amount of the exchangeable notes to $125 million.

(3)	At July 31, 2005, the new senior credit facility permitted aggregate borrowings of $250.0 million, subject to compliance with certain borrowing base tests. In August 2005, we increased the size of the new senior credit facility $75.0 million to $325.0 million, subject to compliance with certain borrowing base tests. At July 31, 2005, in addition to the outstanding borrowings we had outstanding letters of credit of $28.0 million under the existing credit facility.

(4)	For a description of our outstanding employee common stock options, see note 12 (Employee Benefit Plans) to CSK Corp.’s consolidated financial statements for the fiscal year ended January 30, 2005 incorporated by reference in this prospectus and for a description of our outstanding common stock call option and common stock warrant, see note 5 (Long-Term Debt) to CSK Corp.’s consolidated financial statements for the quarterly period ended July 31, 2005 incorporated by reference in this prospectus.

PURCHASE OF EXCHANGEABLE NOTE HEDGE AND SALE OF WARRANTS
      Concurrently with the issuance of the notes, we entered into an exchangeable note hedge transaction with respect to CSK Corp. common stock (the “purchased call options”) with JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc. (such affiliate, the “dealer”). We amended this transaction in connection with the exercise of the over-allotment option by the initial purchasers of the notes. The purchased call options cover approximately 5,414,063 shares of CSK Corp. common stock, which under most circumstances represents the maximum number of shares that underlie the exchangeable notes subject to, in certain circumstances, a cap on the number of shares to be delivered. Concurrently with entering into the purchased call options, CSK Corp. entered into a warrant transaction with the dealer. CSK Corp. amended the warrant transaction in connection with the exercise of the over-allotment option by the initial purchasers of the notes. Pursuant to the warrant transaction, CSK Corp. sold to the dealer warrants to acquire approximately 5,414,063 shares of CSK Corp. common stock (the “sold warrants”) subject to, in certain circumstances, a cap on the number of shares to be delivered.
      The purchased call options and sold warrants are separate contracts entered into by us and CSK Corp., respectively, with the dealer, are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the purchased call options or the sold warrants.
      The purchased call options and sold warrants are expected to reduce the potential dilution upon exchange of the notes in the event that the market value per share of CSK Corp. common stock at the time of exercise is greater than approximately $23.09, which corresponds to the initial exchange price of the notes.
      If the market value per share of CSK Corp. common stock at the time of exercise is above the strike price of the purchased call options, the purchased call options entitle us to receive from the dealer shares of CSK Corp. common stock based on the then current market price of CSK Corp. common stock minus the strike price of the purchased call options subject to a cap, in certain circumstances. Additionally, if the market price of CSK Corp. common stock at the time of exercise of the sold warrants exceeds the strike price of the sold warrants, CSK Corp. will owe the dealer shares of CSK Corp. common stock in an amount based on the then current market price of the net number of shares of CSK Corp. common stock.
      If the market value of CSK Corp. common stock at the maturity of the sold warrants (if not otherwise exercised by the dealer) exceeds the strike price of the sold warrants, the dilution mitigation under the purchased call options will be capped, which means that there would be dilution from exchange of the notes to the extent that the then market value per share of CSK Corp. common stock exceeds the strike price of the warrants at the time of exchange.
      For a discussion of hedging arrangements that may be entered into by the dealer in connection with these purchased call options and sold warrants, see “Plan of Distribution” and “Risk Factors — Risks related to the notes and CSK Corp.’s common stock — The exchangeable note hedge and warrant option transactions may affect the value of the notes and the trading price of CSK Corp.’s common stock.”

DESCRIPTION OF OTHER INDEBTEDNESS
New senior credit facility
      On July 25, 2005, we entered into a new $250 million senior secured asset-based revolving credit facility (which we refer to elsewhere in this prospectus as the new senior credit facility), which was subsequently increased in August 2005 by an additional $75 million to permit aggregate borrowings of $325 million, subject to compliance with certain borrowing base tests. The new senior credit facility is guaranteed by CSK Corp. and all of our existing and future domestic subsidiaries and collateralized by substantially all of our existing and future assets and those of our domestic subsidiaries, including stock and other equity interests. The lenders under the new senior credit facility are JPMorgan Chase Bank, N.A., and a group of lenders arranged by J.P. Morgan Securities Inc. The new senior credit facility has a term of five years.
      Borrowings under our new senior credit facility bear interest at a variable interest rate based on one of two indices that include either (i) LIBOR plus an applicable margin, which we expect to range from a rate of 1.25% to 1.75% depending upon our average daily availability under our new senior credit facility measured using certain borrowing base tests, or (ii) the Alternate Base Rate (as defined in the new senior credit agreement). Our initial borrowings have an interest rate of LIBOR plus 1.50% or the Alternate Base Rate under our new senior credit facility.
      In connection with the new senior credit facility, we are subject to a number of restrictions on our business, including, but not limited to, restrictions on our and our subsidiaries’ ability to grant liens on assets; merge, consolidate, or sell assets; incur indebtedness; make acquisitions; engage in other businesses; engage in transactions with affiliates; make distributions on equity interests and other usual and customary covenants. In addition, we will at certain times be subject to a minimum ratio of consolidated EBITDA to fixed charges (as defined in the new senior credit agreement) financial maintenance covenant. The new senior credit facility also contains certain customary affirmative covenants and events of default, including a cross default to the notes offered hereby and the occurrence of a change of control. Failure to comply with the provisions of any of these covenants, or the occurrence of an event of default, could result in acceleration of our debt and other financial obligations under the new senior credit facility.
Senior subordinated notes
      We have outstanding $225 million in aggregate principal amount of 7% senior subordinated notes due January 15, 2014. Interest on these senior subordinated notes accrues at a rate of 7% per annum and is payable semi-annually on January 15 and July 15 of each year. On April 5, 2004, we entered into an interest rate swap agreement to effectively convert $100.0 million of our 7% senior subordinated notes to a floating rate, set semi-annually in arrears, equal to the six month LIBOR plus 283 basis points. The agreement is for the term of the notes.
      We may redeem all of these senior subordinated notes prior to January 15, 2009 pursuant to the make-whole provisions as defined in the indenture governing these senior subordinated notes. In addition, we may redeem up to 35% of the aggregate principal amount of these senior subordinated notes before January 15, 2007 with the net proceeds of certain equity offerings. At any time on or after January 15, 2009, we may redeem these senior subordinated notes for cash at our option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) plus accrued and unpaid interest: January 15, 2009 through January 15, 2010, 103.5%; January 15, 2010 through January 15, 2011, 102.3%; January 15, 2011 through January 15, 2012, 101.2%; and January 15, 2012 through maturity, 100%. If we experience a Change of Control (as defined in the indenture governing these senior subordinated notes), holders of these senior subordinated notes will have the right to require us to repurchase their senior subordinated notes at a purchase price of 101% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of the purchase.
      In addition, the indenture governing these senior subordinated notes limits, among other things: the incurrence of additional indebtedness and issuance of capital stock; restrictions on the payment to us of dividends on capital stock of certain of our subsidiaries; liens; mergers, consolidations, and sales of all or substantially all of the assets of certain of our subsidiaries; asset sales; asset swaps; restricted payments; and transaction with affiliates.

DESCRIPTION OF NOTES
      We issued the notes under an indenture dated as of July 29, 2005, among CSK Auto Corporation (“CSK Corp.”), CSK Auto, Inc. (“CSK Inc.”), CSKAUTO.COM, Inc. and The Bank of New York Trust Company, N.A., as trustee. The notes and the shares of common stock issuable upon exchange of the notes are covered by a registration rights agreement. You may request a copy of the indenture and registration rights agreement from us.
      The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.
      As used in this “Description of Notes” section, unless the context otherwise requires, references to “CSK,” “we,” “our” or “us” refer solely to CSK Inc. and not to our subsidiaries or CSK Corp.
      The notes are guaranteed by CSK Corp. and all of our present and future domestic subsidiaries, jointly and severally, on a senior basis.
General
      The notes will mature on August 15, 2025, unless earlier exchanged, redeemed or repurchased. On the maturity date of the notes, you will receive the principal amount of $1,000 for each note you hold.
      You have the right, subject to fulfillment of certain conditions and during the periods described below, to exchange your notes into shares of common stock at an initial exchange rate of 43.3125 shares of common stock per $1,000 principal amount of notes (equal to an initial exchange price of approximately $23.09 per share), subject to adjustment. Upon exchange of a note, we will deliver cash equal to the lesser of the aggregate principal amount of notes being exchanged and our total exchange obligation, and shares of common stock in respect of the remainder, if any, of our exchange obligation. You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the exchange date except under the limited circumstances described below.
      The notes have been issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes. The indenture is unlimited in aggregate principal amount. We may issue an unlimited principal amount additional notes having identical terms and conditions as the notes. Any additional notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with the holders of the notes.
      If any interest payment date, maturity date, redemption date, repurchase date or fundamental change repurchase date falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, repurchase date or fundamental change repurchase date, as the case may be, to that next succeeding business day.
      As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York or the city in which the principal corporate trust office of the trustee is located.
      When we refer to “common stock,” we mean the common stock, par value $0.01 per share, of our parent, CSK Auto Corporation.
Ranking
      The notes are our direct, unsecured and senior obligations. The notes rank equal in priority with all of our existing and future unsecured and senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes effectively rank junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.
      As of July 31, 2005, we had outstanding on a consolidated basis approximately $210.9 million of senior indebtedness. As of that date, $79 million of this indebtedness was borrowed under our new $250.0 million senior credit facility (which was increased to $325.0 million in August 2005). The new senior credit facility is secured by substantially all of our assets and all of our capital stock. The notes rank effectively junior to our secured debt to the extent of the value of the assets securing that debt. The indenture does not limit the amount of indebtedness we or our subsidiaries may incur.
Interest
      The notes bear interest at a rate of 3 3/8% per year until August 15, 2010, and shall bear interest at a rate of 3 1/8% thereafter. The notes accrued interest from and including July 29, 2005, or from and including the most recent interest payment date to which interest has been paid or duly provided for, to, but not including, the next interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest and additional interest, if any, will be paid semi-annually in arrears on August 15 and February 15 (each, an “interest payment date”) of each year, beginning February 15, 2006.
      Interest on a note and additional interest, if any, will be paid to the person in whose name the note is registered at 5:00 p.m., New York City time, on the August 1 or February 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will cease to accrue on a note upon the earlier of its exchange, repurchase by us at the option of a holder (including upon a fundamental change) or redemption. We will pay accrued and unpaid interest and additional interest, if any, on the maturity date to the person to whom we pay the principal amount.
      We will not make any separate cash payment for accrued and unpaid interest and additional interest, if any, on any notes when they are exchanged, except as described under “— Exchange rights.” Our delivery to the holder of the cash payment and any shares of common stock deliverable in respect of the exchange of a notes will be deemed to satisfy our obligation to pay (i) the principal amount of the note and (ii) accrued but unpaid interest and additional interest, if any, attributable to the period from the most recent interest payment date to the exchange date, except as described under “— Exchange rights.” As a result, accrued but unpaid interest and additional interest, if any, to the exchange date is deemed to be paid in full rather than cancelled, extinguished or forfeited, except as described under “— Exchange rights.”
      We will pay interest on:

•	global notes to DTC in immediately available funds;

•	any certificated notes held by a holder with an aggregate principal amount in excess of $2.0 million in immediately available funds; and

•	any certificated notes held by a holder with an aggregate principal amount less than or equal to $2.0 million by check mailed to the holders of those notes; provided that, at maturity, interest will be payable with principal at our office or agency in New York City.
The guarantees
      CSK Corp. and all of our present and future domestic subsidiaries irrevocably and unconditionally guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of our obligations under the indenture (including obligations to the trustee) and the notes, whether for payment of principal of or interest on or additional interest, if any, in respect of the notes, expenses, indemnification or otherwise (all such guaranteed obligations are referred to as “guaranteed obligations”). CSK Corp. and the subsidiary guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or you in enforcing any right under the guarantees.

      The guarantees by CSK Corp. and the subsidiary guarantors are continuing guarantees and shall:

•	remain in full force and effect until payment in full of all of the guaranteed obligations;

•	be binding upon CSK Corp. and each of the subsidiary guarantors and their successors; and

•	inure to the benefit of, and be enforceable by, the trustee, the holders and their successors, transferees and assigns.
      The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
      In the event a subsidiary guarantor is sold or disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)), and whether or not the subsidiary guarantor is the surviving corporation in such transaction, to a person other than CSK Corp. or a subsidiary of CSK Corp., such subsidiary guarantor will be released from its obligations under its subsidiary guarantee.
      CSK Inc. will cause each newly created or acquired domestic subsidiary to promptly execute and deliver to the trustee a subsidiary guarantee pursuant to which such subsidiary will become a subsidiary guarantor.
Exchange rights
      Subject to the conditions and during the periods described below, you may exchange each of your notes into shares of common stock at an initial rate of 43.3125 shares of common stock per $1,000 principal amount of notes at any time prior to 5:00 p.m., New York City time, on the trading day preceding the maturity date. The exchange price as of any date of determination is a dollar amount (initially approximately $23.09 per share of common stock) derived by dividing the principal amount of a note on such date by the exchange rate in effect on such date. The exchange rate and the equivalent exchange price in effect at any given time are referred to as the “applicable exchange rate” and the “applicable exchange price,” respectively, and are subject to adjustment as described below. You may exchange fewer than all of your notes so long as the notes exchanged are an integral multiple of $1,000 principal amount.
      You may exchange your notes only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of a market price condition;

•	if any of your notes are called for redemption, those notes that have been so called; or

•	in whole or in part, upon the occurrence of specified corporate transactions.
      Whenever we become aware that the notes have become exchangeable, we will notify holders of notes at their addresses shown in the register of the registrar. In addition, we will publish this information on our website and otherwise publicly disclose it.
      If we call your notes for redemption, you may exchange the notes only until 5:00 p.m., New York City time, on the second trading day immediately preceding the redemption date, unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a note as described under either “— Repurchase of notes by us at the option of the holder” or “— Repurchase of notes by us at the option of the holder upon a fundamental change,” you may not surrender that note for exchange until you have withdrawn the repurchase election in accordance with the indenture.
      Upon exchange, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such exchange occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of common stock upon exchange of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the exchange date. Our delivery to you of cash or a combination of cash and the full number of shares of common stock, if applicable, together with any cash payment for any fractional share, into which a note is exchangeable, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the exchange date.
      As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the exchange date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
      Notwithstanding the preceding paragraph, if notes are exchanged after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the exchange. If you surrender your notes for exchange during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, the notes must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so exchanged on such interest payment date; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of exchange with respect to such note.
      If you exchange notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares, if any, of common stock upon the exchange, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.
Exchange upon satisfaction of market price condition
      You may surrender all or a portion of your notes for exchange during any fiscal quarter (and only during such fiscal quarter) commencing after July 31, 2005 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable exchange price on such last trading day.
      The “last reported sale price” of the common stock (or public acquirer common stock (as defined under “— Exchange after a public acquirer change of control”)) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the common stock (or public acquirer common stock) is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If the common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for the common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the common stock is not so quoted, the “last reported sale price” will be the average of the midpoint of the last bid and asked prices for the common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.
Exchange upon notice of redemption
      If we call any or all of the notes for redemption, you may surrender for exchange any of your notes that have been called for redemption at any time prior to 5:00 p.m., New York City time, on the second trading day prior to the redemption date. At such time, your right to exchange the notes called for redemption will expire, unless we fail to pay the redemption price.
Exchange upon specified corporate transactions
      You may surrender all or a portion of your notes for exchange if CSK Corp. elects to:

•	distribute to all or substantially all holders of its common stock rights or warrants entitling such holders to subscribe for or purchase, for a period expiring within 45 calendar days after the date of the distribution, shares of its common stock at less than the last reported sale price of its common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all or substantially all holders of its common stock assets, debt securities or rights to purchase its securities, which distribution has a per share value as determined by our Board of Directors exceeding 15% of the last reported sale price of its common stock on the trading day immediately preceding the declaration date for such distribution.
      We must notify you at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for exchange at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or any announcement by us that such distribution will not take place. You may not exchange any of your notes based on this exchange contingency if you otherwise will participate in the distribution without exchange as a result of holding the notes. The “ex-dividend” date is the first date upon which a sale of common stock does not automatically transfer the right to receive the relevant distribution from the seller of common stock to its buyer.
      You may also surrender all or a portion of your notes for exchange if CSK Corp. is a party to a consolidation, merger, binding share exchange or sale, lease, conveyance or other transfer of all or substantially all of our assets, in each case pursuant to which the common stock would be converted into (i) cash or property other than securities or (ii) cash, securities or other property, provided that in the case of clause (ii) such transaction also constitutes a fundamental change. In such event, you may surrender notes for exchange at any time beginning 25 calendar days prior to the anticipated effective date (as determined by our Board of Directors) of the transaction until and including the date which is 25 calendar days after the actual effective date of such transaction (or if such consolidation, merger, share exchange or transfer also constitutes a fundamental change, until the repurchase date corresponding to such fundamental change). In addition, you may surrender all or a portion of your notes for exchange if a fundamental change of the type described in clause (1) of the definition of fundamental change occurs. In such event, you may surrender notes for exchange at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or if, later, until the repurchase date corresponding to such fundamental change. If the transaction also constitutes a fundamental change, you can require us to repurchase all or a portion of your notes as described under “— Repurchase of notes by us at the option of the holder upon a fundamental change.”
      At the effective time of the transaction referred to in the immediately preceding paragraph or if CSK Corp. engages in certain reclassifications of its common stock, the right to exchange a note into its common stock will be changed into a right to exchange a note into the kind and amount of cash, securities or other property which you would have received if you had exchanged your notes immediately prior to the applicable record date for such transaction, except as provided below under “— Exchange after a public acquirer change of control.” If CSK Corp. engages in any transaction described in the preceding sentence, the exchange rate will not be adjusted as described under “— Exchange rate adjustments” below.
Exchange rate adjustments
      The exchange rate will be adjusted as described below, except that we will not make any adjustments to the exchange rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to exchange their notes.

      (1) If CSK Corp. issues shares of its common stock as a dividend or distribution on shares of its common stock, or if CSK Corp. effects a share split or share combination, the exchange rate will be adjusted based on the following formula:

ER’ =	ER 0 ×	OS’ ----- OS 0
where,
ER0 = the exchange rate in effect immediately prior to such event
ER’ = the exchange rate in effect immediately after such event
OS0 = the number of shares of common stock outstanding immediately prior to such event
OS’ = the number of shares of common stock outstanding immediately after such event
      (2) If CSK Corp. issues to all or substantially all holders of its common stock any rights or warrants entitling such holders for a period of not more than 45 calendar days to subscribe for or purchase shares of its common stock, at a price per share less than the last reported sale price of its common stock on the business day immediately preceding the date of announcement of such issuance, the exchange rate will be adjusted based on the following formula (provided that the exchange rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

ER’ =	ER 0 ×	OS 0 + X OS 0 + Y
where,
ER0 = the exchange rate in effect immediately prior to such event
ER’ = the exchange rate in effect immediately after such event
OS0 = the number of shares of common stock outstanding immediately prior to such event
X = the total number of shares of common stock issuable pursuant to such rights or warrants
Y = the number of shares of common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for the issuance of such rights or warrants
      (3) If CSK Corp. distributes shares of its capital stock, evidences of its indebtedness or other assets or its property to all or substantially all holders of its common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;
then the exchange rate will be adjusted based on the following formula:

ER’	= ER 0 ×	SP 0 SP 0 - FMV
where,
ER0 = the exchange rate in effect immediately prior to such distribution
ER’ = the exchange rate in effect immediately after such distribution
SP0 = the average of the last reported sale prices of the common stock over the ten consecutive trading-day period ending on the business day immediately preceding the ex-date for such distribution

FMV = the fair market value (as determined by our Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of common stock on the record date for such distribution
      With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the exchange rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

ER’ =	ER 0 ×	FMV 0 + MP 0 MP 0
where,
ER0 = the exchange rate in effect immediately prior to such distribution
ER’ = the exchange rate in effect immediately after such distribution
FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of common stock applicable to one share of common stock over the first ten consecutive trading-day period after the effective date of the spin-off
MP0 = the average of the last reported sale prices of the common stock over the first ten consecutive trading-day period after the effective date of the spin-off
      The adjustment to the exchange rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.
      (4) If CSK Corp. makes any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of its common stock, the exchange rate will be adjusted based on the following formula:

ER’ =	ER 0 ×	SP 0 SP 0 - C
where,
ER0 = the exchange rate in effect immediately prior to the record date for such dividend or distribution
ER’ = the exchange rate in effect immediately after the record date for such dividend or distribution
SP0 = the average of the last reported sale prices of the common stock over the ten consecutive trading-day period ending on the business day immediately preceding the ex-date for such distribution
C = the amount in cash per share CSK Corp. dividends or distributes to holders of its common stock
      (5) If CSK Corp. or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for its common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of the common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be adjusted based on the following formula:

ER’ =	ER 0 ×	AC + (SP’ × OS’) -------------- OS 0 × SP’
where,
ER0 = the exchange rate in effect on the date such tender or exchange offer expires
ER’ = the exchange rate in effect on the day next succeeding the date such tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our Board of Directors) paid or payable for shares purchased in such tender or exchange offer
OS0 = the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires
OS’ = the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires
SP’ = the average of the last reported sale prices of the common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires
      If, however, the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made.
      Except as stated herein, we will not adjust the exchange rate for the issuance by CSK Corp. of shares of its common stock or any securities convertible into or exchangeable for shares of its common stock or the right to purchase shares of its common stock or such convertible or exchangeable securities.
      In the event of:

•	any reclassification of the common stock; or

•	a consolidation, merger or combination involving CSK Corp.; or

•	a sale, lease, conveyance or other transfer to another person of all or substantially all of CSK Corp.’s property and assets, in which holders of outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will generally be entitled thereafter to exchange your notes into the same type (and in the same proportion) of consideration received by holders of the common stock immediately prior to one of these types of event, except as provided below under “— Exchange after a public acquirer change of control.”
      We are permitted to increase the exchange rate of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such increase would be in our best interest. We may also (but are not required to) increase the exchange rate to avoid or diminish income tax to holders of the common stock or rights to purchase shares of common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
      A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the exchange rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the exchange rate, see “Certain United States Federal Income Tax Considerations.”
      To the extent that CSK Corp. has a rights plan in effect upon exchange of the notes, you will receive, in addition to the common stock, if any, the rights under the rights plan, unless prior to any exchange, the rights have separated from the common stock, in which case the exchange rate will be adjusted at the time of separation as if CSK Corp. distributed to all holders of common stock, shares of its capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      The indenture does not contain any provision that adjusts the applicable exchange rate in the following circumstances:

•	upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of common stock under any plan;

•	upon the issuance of any shares of common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest and additional interest, if any.
      Adjustments to the applicable exchange rate will be calculated to the nearest 1/10,000th of a share. We are not required to make an adjustment in the exchange rate unless the adjustment would require a change of at least 1% in the exchange rate. However, we will carry forward any adjustments that are less than 1% of the exchange rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon redemption, upon a fundamental change or upon maturity. No adjustment to the exchange rate need be made if holders of the notes will participate in the transaction without exchange of the notes. Except as described above in this section, we will not adjust the exchange rate.
Adjustment to shares delivered upon exchange upon certain fundamental changes
      If you elect to exchange your notes in connection with a specified corporate transaction that occurs prior to August 15, 2010, and the corporate transaction also constitutes a fundamental change described in clause (1) or (2) of the definition of fundamental change, in certain circumstances, the exchange rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any exchange occurring at a time when the notes would be exchangeable in light of the expected or actual occurrence of a fundamental change will be deemed to have occurred in connection with such fundamental change notwithstanding the fact that a note may then be exchangeable because another condition to exchange has been satisfied.
      The number of additional shares will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of common stock in the fundamental change. If holders of common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.
      The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the exchange rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the exchange rate as so adjusted. The number of additional shares will be adjusted in the same manner as the exchange rate as set forth under “— Exchange rate adjustments.”
      The following table sets forth the stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price

Effective Date	$17.76	$20.00	$24.00	$28.00	$32.00	$36.00	$40.00	$44.00	$48.00	$52.00	$56.00	$60.00

July 29, 2005	12.9938	10.3070	7.1173	5.2984	4.1810	3.4408	2.9162	2.5239	2.2173	1.9693	1.7631	0.0000
August 15, 2006	12.9938	9.7226	6.3885	4.5961	3.5520	2.8917	2.4399	2.1095	1.8546	1.6498	1.4799	0.0000
August 15, 2007	12.9938	9.0405	5.5342	3.7757	2.8290	2.2706	1.9075	1.6499	1.4537	1.2966	1.1662	0.0000
August 15, 2008	12.9938	8.2562	4.4854	2.7877	1.9878	1.5703	1.3188	1.1463	1.0155	0.9098	0.8212	0.0000
August 15, 2009	12.9938	7.3446	3.0958	1.5527	1.0175	0.8021	0.6852	0.6036	0.5389	0.4849	0.4388	0.0000
August 15, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

      The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $60.00 per share (subject to adjustment), no additional shares will be issued upon exchange.

•	If the stock price is less than $17.76 per share (subject to adjustment), no additional shares will be issued upon exchange.
      Notwithstanding the foregoing, in no event will the exchange rate be increased to a rate that would exceed 56.3063 shares of CSK Corp.’s common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the exchange rate as set forth under “— Exchange rate adjustments.”
Exchange after a public acquirer change of control
      Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquirer change of control (as defined below), we may, in lieu of increasing the exchange rate by the number of additional shares as described in “— Adjustment to shares delivered upon exchange upon certain fundamental changes” above, elect to adjust the exchange rate and the related exchange obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to exchange their notes (subject to the satisfaction of the conditions to exchange described under “— Exchange rights”) into a number of shares of public acquirer common stock (as defined below), still subject to delivery of cash and shares (as provided below under “— Exchange rights”), by adjusting the exchange rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which the common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our Board of Directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale prices of the common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.
      A “public acquirer change of control” means a fundamental change involving CSK Corp. in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on The NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
      Upon a public acquirer change of control, if we so elect, holders may exchange their notes (subject to the satisfaction of the conditions to exchange described under “— Exchange rights” above) into shares of public acquirer common stock at the adjusted exchange rate described in the second preceding paragraph but will not be entitled to receive additional shares upon exchange as described under “— Adjustment to shares delivered upon exchange upon certain fundamental changes” in connection with such change of control. We are required to notify holders of our election in our notice to holders of such transaction. In addition, upon a public acquirer change of control, in lieu of exchanging notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below under “— Repurchase of notes by us at the option of the holder upon a fundamental change.”
Exchange procedures
      If you hold a beneficial interest in a global note, to exchange you must comply with DTC’s procedures for exchanging a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
      If you hold a certificated note, you must do the following:

•	complete and manually sign the exchange notice on the back of the note, or a facsimile of the exchange notice;

•	deliver the exchange notice, which is irrevocable, and the note to the exchange agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
      The date you comply with these requirements is the exchange date under the indenture.
Payment upon exchange
      Upon exchange, we will deliver to holders in respect of each $1,000 principal amount of notes being exchanged a “Settlement Amount” consisting of:

•	cash equal to the lesser of $1,000 and the Exchange Value; and

•	to the extent the Exchange Value exceeds $1,000, a number of shares equal to the sum of, for each day of the 20 trading-day Cash Settlement Averaging Period, (A) 5% of the difference between the Exchange Value and $1,000, divided by (B) the last reported sale price of the common stock for such day.
      “Exchange Value” means the product of (1) the applicable exchange rate and (2) the average of the last reported sale prices of the common stock for the 20 consecutive trading days during the Cash Settlement Averaging Period.
      The “Cash Settlement Averaging Period” with respect to any note means the 20 consecutive trading-day period beginning on the second trading day after you deliver your exchange notice to the exchange agent, except that with respect to any notice of exchange received after the date of issuance of a notice of redemption as described under “— Optional redemption by us,” the “Cash Settlement Averaging Period” means the 20 consecutive trading-day period ending on the third trading day immediately preceding the applicable redemption date.
      “Trading day” means a day during which trading in the common stock generally occurs and a closing sale price for the common stock is provided on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market or if the common stock is not listed on a U.S. national or regional securities exchange or reported by the Nasdaq National Market, on the principal other market on which the common stock is then traded; provided that if the common stock is not traded on any market, then trading day shall mean a day the last reported sales price can be obtained (as determined by our Board of Directors).

      We will deliver the Settlement Amount to exchanging holders on the second business day immediately following the last day of the Cash Settlement Averaging Period or in connection with an optional redemption, the optional redemption date.
      We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the Settlement Amount.
      The indenture provides that, initially, the number of shares of common stock reserved for issuance upon exchange of the notes will be limited to 3.5 million shares, in the aggregate. CSK Corp. has agreed to use its reasonable best efforts to seek to obtain approval at its next annual stockholders’ meeting to increase its authorized capital stock to an amount sufficient for potential future issuance upon the exchange of the notes. Following any increase in authorized shares of common stock of CSK Corp. after the issuance of the notes, whether pursuant to such stockholder approval or otherwise, CSK Corp. has agreed to reserve any additional authorized shares issuable upon exchange of the notes and not yet so reserved. Accordingly, and notwithstanding the description of the Settlement Amount above, unless and until such additional shares are reserved for exchange of the notes, the number of shares of common stock issuable upon exchange of each $1,000 principal amount of notes will be limited to 28 shares. CSK Corp. has also agreed not to engage in any transaction that would require an adjustment to the exchange rate until it has so reserved the additional authorized shares needed for the exchange of the notes. This limit will not affect the obligation to deliver cash upon exchange of the notes in respect of the principal amount of the notes.
Optional redemption by us
      No sinking fund is provided for the notes. Prior to August 15, 2010, the notes will not be redeemable. On or after August 15, 2010, we may redeem the notes in whole or in part in cash at any time for a redemption price equal to 100% of the principal amount of notes to be redeemed, plus any accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date.
      If the redemption date is after a record date and on or prior to the corresponding interest payment date, interest and additional interest, if any, will be paid on the redemption date to the record holder on the record date.
      We will provide not less than 35 nor more than 60 calendar days’ notice of redemption by mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.
      If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your notes for partial redemption and you exchange a portion of your notes, the exchanged portion will be deemed to be from the portion selected for redemption.
      We may not redeem the notes if we have failed to pay any interest and additional interest, if any, on the notes when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the notes.
Repurchase of notes by us at the option of the holder
      You will have the right to require us to repurchase for cash all or a portion of your notes on August 15, 2010, August 15, 2015 and August 15, 2020 (each, a “repurchase date”).
      The repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but not including, the applicable repurchase date. The interest and additional interest, if any, will be payable to the holder of record on the record date.

      On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.
      To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date until 5:00 p.m., New York City time, on the business day prior to the applicable repurchase date, a written notice to the paying agent (which will initially be the trustee) of your exercise of your repurchase right (together with the notes to be repurchased, if certificated notes have been issued).
      If you hold a beneficial interest in a global note, your repurchase notice must comply with appropriate DTC procedures. If you hold certificated notes, your notice electing to require us to repurchase notes must state:

•	the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day prior to the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. If you have already delivered a repurchase election with respect to a note, you may not surrender that note for exchange until you have withdrawn the repurchase election in accordance with the indenture.
      If you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures. If you hold certificated notes, the withdrawal notice must state:

•	the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      To receive payment of the repurchase price, you must either effect book-entry transfer of your notes or deliver your notes, together with necessary endorsements, to the office of the paying agent, as the case may be, after delivery of your repurchase notice. Payment of the repurchase price for a note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.
      If the paying agent holds money sufficient to pay the repurchase price of the notes on the applicable repurchase date, then, on the applicable repurchase date:

•	those notes will cease to be outstanding and interest and additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon book-entry transfer or delivery of the notes, as the case may be).

      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may be applicable at the time of our repurchase of notes. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.
      No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the notes.
      We may not have enough funds to repurchase your notes upon your exercise of your repurchase right or we may be prohibited from doing so under the terms of our then-existing indebtedness. See “Risk Factors — Risks related to the notes and CSK Corp.’s common stock — We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or on any other repurchase date, as required by the indenture governing the notes.” Our failure to repurchase the notes when required on a repurchase date will constitute an event of default under the indenture with respect to the notes. In addition, we have incurred and may in the future incur, other indebtedness with similar provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon specific dates.
Repurchase of notes by us at the option of the holder upon a fundamental change
      If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right to require us to repurchase for cash all or a portion of your notes.
      The repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but not including, the fundamental change repurchase date.
      A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than CSK Corp., its subsidiaries or its employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of CSK Corp. capital stock that are entitled to vote generally in the election of directors;

(2) consummation of any share exchange, consolidation or merger of CSK Corp. or any sale, lease, conveyance or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of CSK Corp. and its subsidiaries, taken as a whole, to any person other than CSK Corp. or one or more of its subsidiaries, pursuant to which the common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of CSK Corp. voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change;

(3) continuing directors (as defined below) cease to constitute at least a majority of CSK Corp.’s Board of Directors;

(4) CSK Corp.’s shareholders approve any plan or proposal for its liquidation or dissolution; or

(5) CSK Corp. common stock or other common stock into which the notes are exchangeable is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.
      A fundamental change will be deemed not to have occurred in respect of clauses (1) and (2) above, however, if at least 90% of the consideration (excluding cash payments for fractional shares or made in connection with the exercise of dissenters’ rights) in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become exchangeable into such publicly traded securities (excluding cash payments for fractional shares).
      For purposes of the above paragraph, the term “capital stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.
      “Continuing director” means a director who was a member of CSK Corp.’s Board of Directors on the date of the indenture or who becomes a director subsequent to that date and whose election, appointment or nomination for election by CSK Corp.’s shareholders is duly approved by a majority of the continuing directors on CSK Corp.’s Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by CSK Corp. on behalf of CSK Corp.’s entire Board of Directors in which such individual is named as nominee for director.
      On or before the 30th calendar day after the occurrence of a fundamental change, we will provide to the trustee, the paying agent and all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the exchange agent, if applicable;

•	if applicable, the applicable exchange rate and any adjustments to the applicable exchange rate;

•	if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be exchanged only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
      To exercise your repurchase right, you must deliver prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date, which is subject to extension to comply with applicable law, a written notice to the paying agent of your exercise of your repurchase right (together with the notes to be repurchased, if certificated notes have been issued).
      If you hold a beneficial interest in a global note, your repurchase notice must comply with DTC procedures. If you hold certificated notes, your notice electing to require us to repurchase notes must state:

•	the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day prior to the fundamental change repurchase date, by delivering a written notice of withdrawal to the paying agent.
      If you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures. If you hold certificated notes, the withdrawal notice must state:

•	the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      The fundamental change repurchase date must be no more than 30 business days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law.
      To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your notes or deliver your notes, together with necessary endorsements, to the office of the paying agent, as the case may be, after delivery of your repurchase notice. Payment of the fundamental change repurchase price for a note will be made promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the note, as the case may be.
      If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, on the fundamental change repurchase date:

•	those notes will cease to be outstanding and interest and additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon book-entry transfer or delivery of the notes, as the case may be).
      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of notes upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.
      The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of CSK Corp. The fundamental change repurchase feature is, however, not the result of management’s knowledge of any specific effort to accumulate shares of CSK Corp.’s common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of convertible and exchangeable securities similar to the notes that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.
      The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
      The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the indenture and the notes, or under the laws of Delaware, CSK Corp.’s state of incorporation. Accordingly, the ability of a holder of the notes to require CSK Inc. to repurchase its notes as a result of the sale, lease or other transfer of less than all of CSK Corp.’s consolidated assets may be uncertain.

      No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.
      If a fundamental change were to occur, we may not have enough funds to repurchase your notes upon your exercise of your repurchase right or we may be prohibited from doing so under the terms of our then-existing indebtedness. See “Risk Factors — Risks related to the notes and CSK Corp.’s common stock — We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or on any other repurchase date, as required by the indenture governing the notes.” Our failure to repurchase the notes when required following a fundamental change will constitute an event of default under the indenture with respect to the notes. In addition, we have incurred and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events.
Merger and sale of assets
      The indenture provides that neither CSK Corp. nor CSK Inc. may consolidate with or merge with or into any other person or sell, convey, transfer or lease in one transaction or a series of transactions, all or substantially all our assets to any person, unless:

•	CSK Corp. or CSK Inc., as the case may be, is the surviving person or (b) the resulting, surviving or transferee person, if other than CSK Corp. or CSK Inc., as the case may be, is a corporation, limited liability company or partnership organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of CSK Corp.’s and CSK Inc.’s respective obligations under the notes, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, there is no default or event of default; and

•	CSK Corp. or CSK Inc., as the case may be, has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.
      Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the notes, the indenture and the registration rights agreement, and after any such contemplated transaction, we will be discharged from all obligations and covenants under the notes, the indenture and the registration rights agreement, except in the case of a lease.
      The indenture also provides that a subsidiary guarantor may consolidate with or merge with or into any other person or sell, convey, transfer or lease its respective properties and assets substantially as an entirety to another person, provided that:

•	the resulting, surviving or transferee person is a corporation, limited liability company or partnership organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of the obligations of such subsidiary guarantor under its subsidiary guarantee, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, there is no default or event of default; and

•	the subsidiary guarantor has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.
      In the event a subsidiary guarantor is sold or disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)), and whether or not the subsidiary guarantor is the surviving corporation in such transaction, to a person other than CSK Corp. or a subsidiary of CSK Corp., such subsidiary guarantor will be released from its obligations under its subsidiary guarantee.
Events of default; notice and waiver
      The following are events of default under the indenture:

•	we fail to pay the principal amount of the notes when due at maturity or we fail to pay the redemption price, the repurchase price or the fundamental change repurchase price in respect of any note when due;

•	we fail to pay any interest and additional interest, if any, on the notes when due and such failure continues for a period of 30 calendar days;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we default in our obligation to exchange the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s exchange right and such default continues for a period of ten calendar days;

•	failure to perform or observe any other term, covenant or agreement in the notes or the indenture for 60 calendar days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

•	there occurs default under any mortgage, indenture or instrument under which there may be issued or by which there may be evidenced or secured any indebtedness for money borrowed by us or any of our Significant Subsidiaries (as defined below) (or the payment of which is guaranteed by us or any of our Significant Subsidiaries) having a principal amount then outstanding, individually or in the aggregate, of at least $20 million, other than indebtedness owed to us or a subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the indenture, if not cured, rescinded or annulled within 10 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the then outstanding notes, which default:

•	is caused by a failure to pay at the final stated maturity the stated principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness; or

•	results in the acceleration of such indebtedness prior to its maturity;

•	we or any Significant Subsidiary (as defined below) fails to pay any final judgment or judgments aggregating in excess of $20 million (net of any amounts covered by a reputable and creditworthy insurance company (as determined by the Board of Directors) that does not dispute such coverage), which judgments are not paid, discharged or stayed for any period of 60 consecutive calendar days;

•	the parent guarantee of CSK Corp. ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or the parent guarantor denies or disaffirms its obligations under the indenture or the parent guarantee;

•	any subsidiary guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any subsidiary guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the indenture or its subsidiary guarantee; or

•	certain events of bankruptcy, insolvency or reorganization of CSK Corp, CSK Inc. or a Significant Subsidiary.
      As used herein, “Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC. The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest or additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

      If an event of default specified in the last bullet point listed above occurs and continues, the principal amount of the notes and accrued and unpaid interest and additional interest, if any, on the notes will automatically become due and payable. If any other event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes and accrued and unpaid interest and additional interest, if any, on the outstanding notes to be immediately due and payable. However, if we cure all defaults, except the nonpayment of principal amount or interest and additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the aggregate principal amount of outstanding notes may waive these past defaults.
      The holders of a majority of outstanding aggregate principal amount of notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.
      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of the principal amount of or interest and additional interest, if any, on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in the aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy, and offer security or indemnity satisfactory to it against any costs, liability or expense of the trustee;

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the notes; and

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity.
      A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness.
Modification and waiver
      The consent of the holders of a majority in aggregate principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such change if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest and additional interest, if any, on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes or affect our obligation to redeem any notes called for redemption on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any note at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any note upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to exchange any note or reduce the amount of cash and/or the number of shares of common stock or the amount of any other property receivable upon exchange;

•	reduce the quorum or voting requirements under the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of aggregate principal amount of notes required for consent to any modification, waiver or amendment of the indenture that does not require the consent of each affected holder.
      We and the trustee are permitted to modify or amend the indenture without the consent of the holders of the notes in certain cases, including to:

•	secure any notes;

•	evidence the assumption of our obligations by a successor person;

•	add guarantees with respect to the notes;

•	add covenants for the benefit of the holders of notes;

•	cure any ambiguity or correct any inconsistent or otherwise defective provision contained in the indenture, so long as such action will not adversely affect the interests of holders, provided, that any such amendment to cure any ambiguity or correct any inconsistent or otherwise defective provision contained in the indenture made solely to conform the provisions of the indenture to this prospectus will be deemed not to adversely affect the interests of the holders of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	increase the exchange rate; provided that the increase will not adversely affect the interests of the holders;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the holders of the notes; and

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change will not have a material adverse effect on the interests of the holders of the notes.
Calculations in respect of notes
      We will be responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the last reported sale prices of the common stock; the amount of accrued interest and additional interest, if any, payable on the notes; and the applicable exchange rate and the applicable exchange price of the notes. We or our agents will make all these calculations in good faith, and, absent manifest error, such calculations will be final and binding on holders of notes. We will provide a schedule of such calculations to each of the trustee and the exchange agent, and each of the trustee and the exchange agent is entitled to rely upon the accuracy of such calculations without independent verification. The trustee will forward such calculations to any holder of notes upon the request of that holder.
Information concerning the trustee and common stock transfer agent and registrar
      We have appointed The Bank of New York Trust Company, N.A. the trustee under the indenture, as paying agent, exchange agent, note registrar and custodian (for DTC) for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.
      Mellon Investor Services LLC is the transfer agent and registrar for the common stock.

Governing law
      The notes, the guarantees and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Form, denomination, exchange, registration and transfer
      The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.
      Holders may present notes for exchange, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be an office or agency of the trustee’s affiliate in New York City, located at 101 Barclay Street, Floor 8W, New York, NY 10286.
Payment and paying agent
      We will maintain an office where we will pay the principal of certificated notes and you may present certificated notes for exchange, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee’s affiliate, which is currently located at 101 Barclay Street, Floor 8W, New York, NY 10286.
Notices
      Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.
Rule 144A information request
      We will furnish to the holders or beneficial holders of the notes or the common stock issued upon exchange and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

REGISTRATION RIGHTS
      The following is a summary of certain terms of the registration rights agreement and does not purport to be complete. We urge you to read the registration rights agreement because it, and not this description, defines your rights thereunder.
      We, CSK Corp., and the subsidiary guarantor entered into a registration rights agreement with the initial purchasers pursuant to which we agreed for the benefit of the holders of the notes and the shares of CSK Corp.’s common stock issuable upon exchange of the notes that we will, at our cost, file a shelf registration statement covering resales of the notes and the shares of CSK Corp.’s common stock issuable upon exchange thereof pursuant to Rule 415 under the Securities Act no later than the 90th day after the original date of issuance of the notes and thereafter use our reasonable best efforts to:

•	cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the original date of issuance of the notes; and

•	keep the shelf registration statement effective until the earlier of:

•	the date on which the holders of the notes, the subsidiary guarantees, and the common stock issuable upon exchange of the notes who are not our affiliates are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act notes (or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, such shorter period); and

•	such time as all of the notes and the common stock issuable upon exchange thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.
      We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC, and similar events. Any such suspension period shall not exceed an aggregate of 90 calendar days in any 360 calendar-day period. In addition, holders will be unable to use the registration statement if we have filed a post-effective amendment to the registration statement for the purpose of adding holders to the registration statement until the post-effective amendment is declared effective, and this inability will not be subject to the 90 calendar-day limit referred to above or the payment of the additional interest discussed below.
      We will pay a predetermined amount of additional interest to holders of notes if the shelf registration statement or supplements or amendments thereto are not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. This additional interest will accrue, until a failure to file or become effective or unavailability is cured, in respect of any notes required to bear a restrictive legend, at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% per annum of the outstanding principal amount thereof after the first 90 days. In no event shall such additional interest accrue at a rate exceeding 0.50% per annum. If a holder exchanges some or all of the notes into CSK Corp.’s common stock, the holder will not be entitled to receive additional interest on such common stock.
      The additional interest will accrue from and including the date on which the registration default occurs to but excluding the date on which all registration defaults have been cured or cease to exist; provided, that the additional interest may not accrue in respect of more than one registration default at any one time. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.
      A holder who elects to sell securities pursuant to the shelf registration statement will be required to:

•	be named as a selling securityholder in the related prospectus;

•	deliver a prospectus to purchasers;

•	be subject to certain of the civil liability provisions of the Securities Act in connection with the holder’s sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.
      Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the notes and common stock issued upon exchange of the notes in accordance with the terms and conditions of the registration rights agreement.
      The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling securityholders though brokers and dealers.
      We will give notice to all holders of the filing and effectiveness of the shelf registration statement.
      In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the shelf registration statement, a holder must complete and deliver the questionnaire to us at least ten business days prior to the effectiveness of the registration statement. The notice and questionnaire are available upon request from us. Upon receipt of a completed questionnaire after the time of effectiveness of the shelf registration statement, together with any other information we may reasonably request following the effectiveness, we will, within 15 business days of receipt (excluding any days in a suspension period), file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit the holder to deliver a prospectus to purchasers of such notes or shares of common stock, subject to our right to suspend the use of the prospectus and provided that we will not be obligated to file more than one post-effective amendment to the registration statement in any fiscal quarter. We will pay the predetermined additional interest described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 90 days of the filing. If a holder does not timely complete and deliver a questionnaire or provide the other information we may request, the holder will not be named as a selling securityholder in the prospectus and will not be permitted to sell its securities pursuant to the shelf registration statement or be entitled to the additional interest.
      This prospectus is part of the shelf registration statement filed pursuant to the terms of the registration rights agreement.

BOOK-ENTRY SYSTEM
      The notes are evidenced by global notes. We deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.
      Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.
      We will pay accrued and unpaid interest and additional interest, if any on and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption date or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising, or reviewing any records relating to the beneficial ownership interests.
      Neither we, the trustee, registrar, paying agent, or the exchange agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary, or DTC has ceased to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days, or an event of default has occurred and is continuing, we will issue notes in certificated form in exchange for global notes. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

DESCRIPTION OF CSK CORP.’S CAPITAL STOCK
      The following summary description of CSK Corp.’s capital stock is qualified in its entirety by reference to applicable provisions of Delaware law and CSK Corp.’s restated certificate of incorporation, as amended (“CSK Corp.’s Charter”) and CSK Corp.’s Bylaws. The complete text of CSK Corp.’s Charter and Bylaws is on file with the SEC.
Authorized and outstanding capital stock
      CSK Corp.’s authorized capital stock consists of 58,000,000 shares of common stock, par value $0.01 per share. On November 22, 2005, there were 43,812,224 shares of CSK Corp.’s common stock issued and outstanding.
General
      Holders of CSK Corp.’s common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of CSK Corp.’s common stock are not entitled to vote cumulatively for the election of directors. Holders of CSK Corp.’s common stock have no redemption, conversion, preemptive, or other subscription rights. There are no sinking fund provisions relating to CSK Corp.’s common stock. In the event of the liquidation, dissolution, or winding up of CSK Corp., holders of its common stock are entitled to share ratably in all of the assets of CSK Corp., if any, remaining after satisfaction of CSK Corp.’s debts and liabilities.
      Holders of CSK Corp.’s common stock are entitled to receive dividends when and as declared by CSK Corp.’s Board of Directors out of funds legally available therefor. CSK Corp. does not anticipate paying cash dividends on its common stock in the foreseeable future.
Certain provisions of Delaware law
      CSK Corp. is incorporated under the Delaware General Corporation Law (the “DGCL”). CSK Corp. is subject to Section 203 of the DGCL, which restricts certain transactions and “business combinations” between a Delaware corporation and an “interested stockholder” (in general, a stockholder owning 15% or more of the corporation’s outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).
      CSK Corp.’s Charter contains certain provisions permitted under the DGCL relating to the liability of directors. CSK Corp.’s Charter provides that, to the fullest extent permitted by the DGCL, no director of CSK Corp. will be liable to CSK Corp. or its stockholders for monetary damages for breach of fiduciary duty as a director. CSK Corp.’s Charter and Bylaws also contain provisions indemnifying the directors and officers of CSK Corp. to the fullest extent permitted by the DGCL.

      Section 203 and the provisions of CSK Corp.’s Charter and Bylaws described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, CSK Corp. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of CSK Corp.’s Board of Directors. In addition, the limited liability provisions in CSK Corp.’s Charter and the indemnification provisions in CSK Corp.’s Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited CSK Corp. and its stockholders. Furthermore, a stockholder’s investment in CSK Corp. may be adversely affected to the extent CSK Corp. pays the costs of settlement and damage awards against its directors and officers pursuant to the indemnification provisions in CSK Corp.’s Bylaws. The limited liability provisions in CSK Corp.’s Charter will not limit the liability of directors under federal securities laws.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of CSK Corp.’s common stock, into which the notes may be exchanged, and the filing of the registration statement covering the resale of the notes and such stock, as of the date hereof. Except where noted, this summary deals only with notes and shares of CSK Corp.’s common stock held as capital assets. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•	tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, constructive sale, or conversion transaction or a straddle;

•	tax consequences to U.S. holders of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.
      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.
      If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of CSK Corp. common stock, you should consult your tax advisor.
      If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
Filing of the Registration Statement
      The filing of the registration statement covering the resale of the notes and the shares of CSK Corp.’s common stock, into which the notes may be exchanged, will not be treated as an “exchange” for United States federal income tax purposes. As a result, the registration will not be a taxable transaction for United States federal income tax purposes. In addition, each holder will have the same adjusted issued price, adjusted basis, and holding period in the notes as it had in the notes immediately prior to the registration.
Consequences of the acquisition, ownership and disposition of the notes and shares of CSK Corp.’s common stock to U.S. holders
      The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes or shares of CSK Corp. common stock. Certain consequences to “non-U.S. holders” of notes and shares of CSK Corp. common stock are described under “— Consequences to non-U.S. holders” below. “U.S. holder” means a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
Stated interest
      This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount. Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for tax purposes.
Amortization of Premium
      A U.S. holder, whose tax basis immediately after its acquisition of a note is greater than the sum of all remaining payments other than qualified stated interest payable on the note, will be considered to have purchased the note at a premium. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize such bond premium over the life of the exchange notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the Internal Revenue Service (the “IRS”). Holders that acquire an exchange note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.
Additional interest
      Our obligation to pay you additional interest in the event that we fail to comply with specified obligations under the registration rights agreement may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” As of the issue date, we believe and intend to take the position that the likelihood that we will make payments of additional interest is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position.
Constructive distributions
      The exchange rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in CSK Corp.’s assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible exchange rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of common stock and as discussed in “Description of notes — Exchange rights — Exchange rate adjustments”) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. In addition, if an event occurs that dilutes the noteholders’ interests and the exchange price is not adjusted, the resulting increase in the proportionate interests of CSK Corp.’s stockholders could be treated as a taxable stock dividend to those stockholders. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.
Possible effect of changes to the terms of the notes
      In certain situations, we may be obligated to adjust the exchange rate of the notes (as described above under “Description of Notes — Exchange rights — Exchange rate adjustments”) or in lieu of such adjustment, provide for the exchange of the notes into shares of a public acquirer (as described above under “Description of Notes — Exchange rights — Exchange after a public acquirer change of control”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time.
Sale, exchange, purchase and redemption of notes
      You will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss (except as discussed below under the caption “— Market Discount”). If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
Market Discount
      A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having ”market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the exchange notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.
Exchange of notes for cash or a combination of both cash and shares of CSK Corp.’s common stock
      The receipt of shares of CSK Corp. common stock and cash upon exchange of the notes will generally be treated as a sale or exchange of the notes (see “— Sale, exchange, purchase and redemption of notes”). Accordingly, you will generally recognize gain or loss on such exchange. The amount of gain or loss will be equal to the difference between your amount realized and your adjusted tax basis in the note. Your amount realized will include the fair market value of shares of CSK Corp. common stock received plus any cash you receive. Your amount realized will not include an amount equal to any accrued but unpaid interest not previously included in income, which will be taxable as interest income. The tax basis of any shares of CSK Corp. common stock received upon an exchange will equal the fair market value of such shares received at the time of the exchange. Your holding period for the shares of common stock will begin on the day you acquire the shares.

Dividends on CSK Corp.’s common stock
      If a U.S. holder exchanges a note for shares of CSK Corp. common stock and CSK Corp. makes a distribution (other than a distribution of its own stock) in respect of that stock, the distribution will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits of CSK Corp. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s adjusted tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s adjusted tax basis in that stock. Any remaining excess will be treated as capital gain. Recent legislation provides for special treatment of dividends paid to individual taxpayers prior to 2009. Under this legislation, if a U.S. holder is an individual, dividends received by such holder generally will be subject to a reduced maximum tax rate of 15% through December 31, 2008, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of CSK Corp. common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of CSK Corp. common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.
      U.S. holders should consult their tax advisors regarding the holding period requirements that must be satisfied in order to qualify the dividends-received deduction and the reduced maximum tax rate on dividends.
Sale of CSK Corp.’s common stock
      A U.S. holder will generally recognize capital gain or loss on a sale or exchange of CSK Corp. common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the stock as described above in “Exchange of notes for shares of CSK Corp. common stock or cash.” The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.
Information reporting and backup withholding
      When required, we or our paying agent will report to the holders of the notes and CSK Corp. common stock and the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholdings as a result of the failure to properly report payments of interest or dividends or, (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Consequences of the acquisition, ownership and disposition of the notes and shares of CSK Corp.’s common stock to non-U.S. holders
      The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or shares of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Payment of stated interest
      The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule,” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations.
      Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
      If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed in the fifth bullet point above) in the same manner as if you were a United States person as defined under the Code. If a Non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any interest that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. holder in the United States and the Non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor or substitute form). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Additional interest
      The interest rate on the notes is subject to increase if the notes are not registered within prescribed time periods. It is possible that such payments will be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. We currently expect to withhold payments on additional interest. Non-U.S. holders should consult their own tax advisors as to the tax considerations that relate to the potential additional interest payments.
Dividends
      Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the exchange rate, without limitation, adjustments in respect of taxable dividends to holders of common stock to be issued on exchange generally, see “— Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.
      A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
Sale, exchange, purchase, redemption or other disposition of notes or shares
      You will recognize gain on the sale, exchange, redemption or other taxable disposition of a note or shares of common stock as well as upon the exchange of notes into cash or into a combination of cash and shares of common stock. Nevertheless, such gain generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment),

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	neither we nor CSK Corp. is or anticipates becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.
      An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Information reporting and backup withholding
      Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
      In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and you have provided the statement described above in the fifth bullet point under “— Consequences to non-U.S. holders — Payment of interest.” You will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the payor of the proceeds receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITYHOLDERS
      We originally issued the notes to J.P. Morgan Securities Inc. and Banc of America Securities LLC in a private placement in July 2005 and, in connection with the closing of the related over-allotment option, in August 2005. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the CSK Corp. common stock into which the notes are exchangeable pursuant to this prospectus. Our registration of the notes and the shares of CSK Corp. common stock issuable upon exchange of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the CSK Corp. common stock. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.
      The following table sets forth certain information concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of CSK Corp. common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to December 1, 2005. The number of shares of CSK Corp. common stock issuable upon exchange of the notes shown in the table below represents the maximum number of shares of CSK Corp. common stock issuable upon exchange of the notes assuming exchange of the full amount of notes held by each holder at the initial exchange rate of 43.3125 shares of CSK Corp. common stock per $1,000 principal amounts of the notes. This exchange rate is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or the CSK Corp. common stock issuable upon exchange of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or exchange all of the notes and sell all of the CSK Corp. common stock issuable upon exchange of the notes offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary. Because the selling securityholders may offer all or some of their notes or the underlying CSK Corp. common stock from time to time, we cannot estimate the amount of notes or underlying CSK Corp. common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” for further information.

	Aggregate
	Principal			Other Shares of
	Amount of		Number of	CSK Corp. Common
	Notes		Shares of	Stock Beneficially
	Beneficially		CSK Corp.	Owned Before the	Percentage of
	Owned That	Percentage of	Common Stock	Offering and Assumed	CSK Corp.
	May be	Notes	That May	to be Owned Following	Common Stock
Name*	Sold ($)	Outstanding**	be Sold***	the Offering	Outstanding****

Akela Capital Master Fund, Ltd.(1)	5,000,000	4.00%	216,563	—	—
Aristeia International Limited(2)	10,080,000	8.06%	436,590	—	—
Aristeia Trading LLC(3)	1,920,000	1.54%	83,160	—	—
Bancroft Convertible Fund, Inc.(4)	625,000	—	27,070	—	—
BNP Paribas Equity Strategies, SNC*(5)	4,696,000	3.76%	203,396	—	—
Calamos Market Neutral Fund — Calamos Investment Trust(6)	1,500,000	1.20%	64,969	—	—
Citadel Equity Fund Ltd.*(7)	18,000,000	14.40%	779,625	—	1.75%
CNH CA Master Account, L.P.(8)	3,000,000	2.40%	129,938	—	—
Convertible Securities Fund(9)	13,000	—	563	—	—
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(10)	1,342,000	1.07%	58,125	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited(11)	9,000,000	7.20%	389,813	—	—
Ellington Overseas Partners, Ltd.(12)	500,000	—	21,656	—	—

	Aggregate
	Principal			Other Shares of
	Amount of		Number of	CSK Corp. Common
	Notes		Shares of	Stock Beneficially
	Beneficially		CSK Corp.	Owned Before the	Percentage of
	Owned That	Percentage of	Common Stock	Offering and Assumed	CSK Corp.
	May be	Notes	That May	to be Owned Following	Common Stock
Name*	Sold ($)	Outstanding**	be Sold***	the Offering	Outstanding****

Ellsworth Convertible Growth and Income Fund, Inc.(13)	625,000	—	27,070	—	—
Forest Fulcrum Fund LP*(14)	913,000	—	39,544	—	—
Forest Global Convertible Fund, Ltd., Class A-5(15)	1,061,000	—	45,955	—	—
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(16)	296,000	—	12,821	—	—
Grace Convertible Arbitrage Fund, Ltd.(17)	3,750,000	3.00%	162,422	—	—
HFR CA Global Opportunity Master Trust(18)	1,594,000	1.28%	69,040	—	—
HFR CA Select Fund (c/o Zazove Associates LLC)(19)	100,000	—	4,331	—	—
HFR RVA Select Performance Master Trust(20)	119,000	—	5,154	—	—
Highbridge International LLC(21)	27,600,000	22.08%	1,195,425	320,779	3.37%
Institutional Benchmark Series (Master Fund) Ltd. (c/o Zazove Associates LLC)(22)	400,000	—	17,325	—	—
Institutional Benchmarks Master Fund Ltd.(23)	1,270,000	1.02%	55,007	—	—
JP Morgan Securities, Inc.*(24)	3,550,000	2.84%	153,759	—	—
KBC Financial Products USA Inc.*(25)	5,800,000	4.64%	251,213	—	—
LLT Limited(26)	558,000	—	24,168	—	—
Lyxor/Convertible Arbitrage Fund Limited(27)	427,000	—	18,494	—	—
Lyxor/Forest Fund Limited(28)	3,435,000	2.75%	148,778	—	—
McMahan Securities Co. L.P.*(29)	1,950,000	1.56%	84,459	—	—
Nations Convertible Securities Fund(30)	2,987,000	2.39%	129,374	—	—
Oppenheimer Convertible Securities Fund(31)	3,000,000	2.40%	129,938	—	—
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(32)	4,000,000	3.20%	173,250	—	—
Singlehedge US Convertible Arbitrage Fund(33)	420,000	—	18,191	—	—
Sphinx Convertible Arbitrage SPC(34)	1,254,000	1.00%	54,314	—	—
Sterling Investment Co.(35)	1,200,000	—	51,975	—	—
Sturgeon Limited(36)	615,000	—	26,637	—	—
Vicis Capital Master Fund(37)	7,100,000	5.68%	307,519	—	—
Wachovia Securities International, Ltd.*(38)	8,000,000	6.40%	346,500	—	—
Zazove Convertible Arbitrage Fund, L.P.(39)	1,300,000	1.04%	56,306	—	—
Zazove Hedge Convertible Fund, L.P.(40)	600,000	—	25,988	—	—

*	The selling securityholders identified with an asterisk have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

**	Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding notes.

***	Represents the maximum number of shares of CSK Corp. common stock issuable upon exchange of all of the holder’s notes at the initial exchange rate of 43.3125 shares of CSK Corp. common stock per $1,000 principal amount of the notes. This exchange rate is subject to adjustment as described under “Description of Notes — Exchange Rights.” As a result, the number of shares of CSK Corp. common stock issuable upon exchange of the notes may change in the future. Excludes shares of CSK Corp. common stock that may be issued by CSK Corp. upon the repurchase of the notes and fractional shares. Holders will receive cash equal to the lesser of the aggregate principal amount of notes to be exchanged and our total exchange obligation and in the event our total exchange obligation exceeds the aggregate principal amount of notes to be exchanged, shares of CSK Corp. common stock in respect of that excess. Holders will receive a cash adjustment for any fractional share amount resulting from exchange of the notes, as described under “Description of Notes — Exchange Rights.”

****	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, using 43,812,224 shares of CSK Corp. common stock outstanding. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of CSK Corp. common stock issuable upon exchange of that holder’s notes. However, we did not assume the exchange of any other holder’s notes. Based on the 43,812,224 outstanding shares of CSK Corp. common stock as of November 22, 2005, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of CSK Corp. common stock following the sale of securities in the offering.

(1)	Anthony B. Bosco exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Akela Capital Master Fund, Ltd. is a registered investment company.

(2)	Aristeia Capital, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Anthony Frascella is the managing member of Aristeia Capital, LLC. Aristeia Capital, LLC is a registered investment company.

(3)	Aristeia Capital, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Anthony Frascella is the managing member of Aristeia Capital, LLC. Aristeia Capital, LLC is a registered investment company.

(4)	Bancroft Convertible Fund, Inc. is a SEC-reporting company and a registered investment company.

(5)	CooperNeff Advisors, Inc. exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(6)	Nick Calamos exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Calamos Market Neutral Fund — Calamos Investment Trust is a registered investment company.

(7)	Citadel Limited Partnership (“Citadel”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(8)	CNH Partners, LLC is the investment advisor of the selling security holder and has sole-voting and dispositive power over the registerable securities. Investment Principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino. CNH CA Master Account, L.P. is a registered investment company.

(9)	Bradford Whitmore and Michael Brailov exercise dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

(10)	CooperNeff Advisors, Inc. exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(11)	Michael Hintz exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

(12)	Ellington Management Group, LLC is the investment advisor of the selling security holder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the securities offered hereby except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling security holder.

(13)	Ellsworth Convertible Growth and Income Fund, Inc. is a SEC-reporting company and a registered investment company.

(14)	Forest Investment Management, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Forest Investment Management, LLC is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(15)	Forest Investment Management, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Forest Investment Management, LLC is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(16)	Forest Investment Management, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Forest Investment Management, LLC is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(17)	Yanfang Yan, Director and Senior Portfolio Manager, exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

(18)	Forest Investment Management, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Forest Investment Management, LLC is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(19)	Gene T. Prelti exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

(20)	Forest Investment Management, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Forest Investment Management, LLC is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(21)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(22)	Gene T. Prelti exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

(23)	Forest Investment Management, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Forest Investment Management, LLC is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(24)	JP Morgan Securities, Inc. is a SEC reporting company and a registered investment company.

(25)	KBC Financial Products USA Inc. is a wholly owned subsidiary of KBC Bank N.V., which in turn is a direct wholly owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

(26)	Forest Investment Management LP (“Forest”) has sole voting control and share investment control. Forest is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(27)	CooperNeff Advisors, Inc. exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(28)	Forest Investment Management, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Forest Investment Management, LLC is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(29)	McMahan Securities Co. LP’s Executive Committee exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Ron Fertig, Jay Glassmon, Joseph Dwyer, D. Bruce McMahan, Scott Dillinger and Norman Zielger are members of the Executive Committee.

(30)	Sterling Investment Company is a SEC-reporting company.

(31)	Oppenheimer Convertible Securities Fund is a SEC-reporting company and a registered investment company.

(32)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliff SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims any beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(33)	CooperNeff Advisors, Inc. exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(34)	Forest Investment Management, LLC exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes. Forest Investment Management, LLC is wholly-owned by Forest Partners II LP., the sole General Partner of Which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(35)	Yanfang Yan, Director and Senior Portfolio Manager, exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

(36)	CooperNeff Advisors, Inc. has sole investment control and share voting control. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(37)	John Succe, Sky Lucas and Shad Stastney exercise dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

(38)	Wachovia Securities International, Ltd. is a wholly owned subsidiary of Wachovia Corporation. Wachovia Corporation is a SEC-reporting company and a registered investment company.

(39)	Gene T. Prelti exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

(40)	Gene T. Prelti exercises dispositive powers with respect to the notes and the voting and/or dispositive power with respect to the CSK Corp. common stock underlying the notes.

PLAN OF DISTRIBUTION
      The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes or CSK Corp. common stock from the selling securityholders in non-sale transfers, may sell the notes and the underlying CSK Corp. common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      The notes and the underlying CSK Corp. common stock may be sold in one or more transactions at:

•	fixed prices that may be changed;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions, which may involve cross or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the notes or the CSK Corp. common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the CSK Corp. common stock;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	through the writing and exercise of options (including the issuance of derivative securities), whether these options or such other derivative securities are listed on an options or other exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.
      Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying CSK Corp. common stock and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the underlying CSK Corp. common stock short and deliver the notes and underlying CSK Corp. common stock to close out short positions or loan or pledge the notes or the underlying CSK Corp. common stock to broker-dealers or other financial institutions that in turn may sell such securities. Selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealers or other financial institutions of the notes or the underlying CSK Corp. common stock or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
      Selling securityholders may decide not to sell all or a portion of the notes and the underlying CSK Corp. common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying CSK Corp. common stock under this prospectus. In addition, selling securityholders may sell or transfer their notes and shares of CSK Corp. common stock issuable upon exchange of the notes other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.
      The aggregate proceeds to the selling securityholders from the sale of the notes or underlying CSK Corp. common stock will be the purchase price of the notes or CSK Corp. common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or CSK Corp. common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and CSK Corp. common stock into which the notes are exchangeable may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the CSK Corp. common stock into which the notes are exchangeable may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.
      CSK Corp.’s common stock is listed on the New York Stock Exchange under the symbol “CAO.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private placement are eligible for trading on The Portal Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The Portal Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.
      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying CSK Corp. common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying CSK Corp. common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to liabilities including, but not limited to, those of sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
      If the notes and the underlying CSK Corp. common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
      Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. As a result, such selling securityholders are an underwriter in connection with the sale of the notes or the shares of CSK Corp. common stock issuable upon exchange of the notes covered by this prospectus. Such selling securityholders have informed us that they have purchased their notes in the open market and in the ordinary course of business, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by such securityholders.
      The selling securityholders and any other persons participating in the distribution of the notes or underlying CSK Corp. common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying CSK Corp. common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying CSK Corp. common stock to engage in market making activities with respect to the particular notes and underlying CSK Corp. common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying CSK Corp. common stock and the ability to engage in market making activities with respect to the notes and the underlying CSK Corp. common stock.

      If required, the specific notes or CSK Corp. common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
      We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and CSK Corp. common stock into which the notes are exchangeable under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the CSK Corp. common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the CSK Corp. common stock, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See “Registration Rights” above.

LEGAL MATTERS
      The validity of the notes offered hereby has been passed upon for us by Gibson, Dunn & Crutcher LLP.
EXPERTS
      The consolidated financial statements of CSK Auto Corporation as of January 30, 2005 and for each of the three fiscal years in the period ended January 30, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of January 30, 2005, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended January 30, 2005, have been so incorporated in reliance on the report (which contains explanatory paragraphs related to the restatement of CSK Auto Corporation’s historical financial statements as described in Note 1 to the consolidated financial statements, the change in accounting for inventory from the LIFO method to the FIFO method as described in Note 1 to the consolidated financial statements and the change in accounting for vendor allowances described in Note 2 to the consolidated financial statements; and which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      We are paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this prospectus and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

SEC registration fee	$14,713
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Printing expenses	50,000
Miscellaneous	5,000

Total	$144,713

Item 15.	Indemnification of Directors and Officers

CSK Auto, Inc.
      Sections 10-850 to 10-858 of the Arizona Revised Statutes (the “ARS”) grant companies broad powers to indemnify directors and officers in connection with legal proceedings brought against them by reason of their present or past status as a director or officer, provided that such persons acted in good faith and in a manner they reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The ARS also provides that a company may indemnify directors and officers engaged in conduct for which broader indemnification is permissible or obligatory under the company’s articles of incorporation, except to the extent the director or officer received an undue financial benefit, intentionally inflicted harm on the company or its shareholders, approved an unlawful distribution or intentionally violated criminal law. Indemnification is not permissible under the ARS if, in a proceeding by or in the right of the company, the director or officer is adjudged liable to the company, or, in a proceeding charging improper financial benefits to the director or officer, such person was adjudged liable for improper receipt of a financial benefit.
      The ARS makes indemnification for reasonable expenses mandatory if the director or officer was the prevailing party in a proceeding to which the director or officer was a party because such person is or was serving as a director or officer of the company. Indemnification of directors who are not also officers, employees or holders of more than five percent of the outstanding shares of any class of stock of the company or any affiliate of the company is mandatory unless the director has not met the standards of conduct described above. Indemnification in connection with a proceeding by or in the right of the company is limited to reasonable expenses incurred in connection with the proceeding.
      CSK Auto, Inc.’s (“Auto, Inc.”) Amended and Restated Articles of Incorporation, as amended (the “Auto, Inc. Articles”), provide that Auto, Inc. shall indemnify its directors and officers to the fullest extent required or permitted by the ARS. The Auto, Inc. Articles also provide that the indemnification provided therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that Auto, Inc. may maintain, at its expense, the insurance permitted by the ARS.

CSK Auto Corporation and CSKAUTO.COM, Inc.
      Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers. The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set out in the DGCL. The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to matters in a criminal proceeding, the director or officer must have had no reason to believe that his or her conduct was unlawful. With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for expenses. To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself. The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
      The CSK Auto Corporation Charter (the “CSK Corp. Charter”) and the CSKAUTO.COM Charter (the “AUTO.COM Charter”) each provide that to the fullest extent permitted under Section 145, the corporation shall indemnify any person who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the corporation to procure judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation or enterprise, from and against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The CSK Corp. Charter and the AUTO.COM Charter also provide that the rights to indemnification provided therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or any other corporation or enterprise against expense liability or loss whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or under the charter.
      CSK Auto Corporation’s Amended and Restated Bylaws, as amended, and the Bylaws of CSKAUTO.COM, Inc. (collectively, the “Bylaws”) each provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
      The Bylaws also provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

      The Bylaws also provide that to the extent a director or officer of either corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith and that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.
      Section 102(b)(7) of the DGCL provides that a corporation may relieve its directors from personal liability to the corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except for (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) for any transactions from which the director derived an improper personal benefit. As permitted by the DGCL, the CSK Corp. Charter and the AUTO.COM Charter provide that, to the fullest extent permitted by the DGCL, no director shall be liable to the corporation or to its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The effect of this provision in the CSK Corp. and AUTO.COM Charters is to eliminate the rights of the corporation and its stockholders (through stockholders’ derivative suits on behalf of the corporation) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv) above.

Insurance
      We maintain liability insurance covering directors and officers of each of the above companies.

Item 16.	Exhibits.

Exhibit		Description

4.1		Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.01 to CSK Auto Corporation’s Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927)

4.2		Certificate of Correction to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.02 to CSK Auto Corporation’s Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).

4.3		Certificate of Amendment to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.02.1 to CSK Auto Corporation’s Quarterly Report on Form 10-Q, filed on September 18, 2002 (File No. 001-13927).

4.4		Amended and Restated Bylaws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.03 to CSK Auto Corporation’s Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).

4.5		First Amendment to Amended and Restated By-laws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.03.1 to CSK Auto Corporation’s Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).

4.6		Form of CSK Auto Corporation Common Stock certificate, incorporated herein by reference to Exhibit 4.05 to CSK Auto Corporation’s Registration Statement on Form S-1/A, filed on March 3, 1998 (File No. 333-43211)

4.7		Indenture, dated as of July 29, 2005, among CSK Auto, Inc., CSK Auto Corporation, CSKAUTO.COM, Inc. and The Bank of New York Trust Company, N.A., as trustee (including form of note) (incorporated by reference to Exhibit 4.1 to CSK Auto Corporation’s Current Report on Form 8-K, filed on July 29, 2005).

4.8		Registration Rights Agreement, dated July 29, 2005, among CSK Auto, Inc., CSK Auto Corporation, CSKAUTO.COM, Inc. and the initial purchasers listed therein (incorporated by reference to Exhibit 10.3 to CSK Auto Corporation’s Current Report on Form 8-K, filed on July 29, 2005).

5	.1**	Opinion of Gibson, Dunn & Crutcher LLP.

Exhibit		Description

12	.1**	Statement of Computation of Ratio of Earnings to Fixed Charges.

23	.1*	Consent of PricewaterhouseCoopers LLP.

23	.2**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24	.1**	Power of Attorney.

25	.1**	Statement of Eligibility and Qualification of Trustee, The Bank of New York Trust Company, N.A., on Form T-1.

*	Filed herewith

**	Previously filed

Item 17.	Undertakings.
      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of CSK Corp.’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 1, 2005.

CSK AUTO, INC.

By:	/s/ JAMES B. RILEY

Name: James B. Riley

Title:	Chief Financial Officer and Senior Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

* Maynard L. Jenkins, Jr.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 1, 2005

/s/ JAMES B. RILEY James B. Riley	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	December 1, 2005

* James G. Bazlen	Director	December 1, 2005

* Morton Godlas	Director	December 1, 2005

* Terilyn A. Henderson	Director	December 1, 2005

* Charles K. Marquis	Director	December 1, 2005

* Charles J. Philippin	Director	December 1, 2005

* William A. Shutzer	Director	December 1, 2005

*By: /s/ RANDI MORRISON Randi Morrison as attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 1, 2005.

CSK AUTO CORPORATION

By:	/s/ JAMES B. RILEY

Name: James B. Riley

Title:	Chief Financial Officer and Senior Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

* Maynard L. Jenkins, Jr.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 1, 2005

/s/ JAMES B. RILEY James B. Riley	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	December 1, 2005

* James G. Bazlen	Director	December 1, 2005

* Morton Godlas	Director	December 1, 2005

* Terilyn A. Henderson	Director	December 1, 2005

* Charles K. Marquis	Director	December 1, 2005

* Charles J. Philippin	Director	December 1, 2005

* William A. Shutzer	Director	December 1, 2005

*By: /s/ RANDI MORRISON Randi Morrison as attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 1, 2005.

CSKAUTO.COM, INC.

By:	/s/ JAMES B. RILEY

Name: James B. Riley

Title:	Chief Financial Officer and Senior Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

* Maynard L. Jenkins, Jr.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 1, 2005

/s/ JAMES B. RILEY James B. Riley	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	December 1, 2005

* James G. Bazlen	Director	December 1, 2005

* Morton Godlas	Director	December 1, 2005

* Terilyn A. Henderson	Director	December 1, 2005

* Charles K. Marquis	Director	December 1, 2005

* Charles J. Philippin	Director	December 1, 2005

* William A. Shutzer	Director	December 1, 2005

*By: /s/ RANDI MORRISON Randi Morrison as attorney-in-fact

EXHIBIT INDEX

Exhibit		Description

4.1		Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.01 to CSK Auto Corporation’s Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927)

4.2		Certificate of Correction to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.02 to CSK Auto Corporation’s Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).

4.3		Certificate of Amendment to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.02.1 to CSK Auto Corporation’s Quarterly Report on Form 10-Q, filed on September 18, 2002 (File No. 001-13927).

4.4		Amended and Restated Bylaws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.03 to CSK Auto Corporation’s Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).

4.5		First Amendment to Amended and Restated By-laws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.03.1 to CSK Auto Corporation’s Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).

4.6		Form of CSK Auto Corporation Common Stock certificate, incorporated herein by reference to Exhibit 4.05 to CSK Auto Corporation’s Registration Statement on Form S-1/ A, filed on March 3, 1998 (File No. 333-43211)

4.7		Indenture, dated as of July 29, 2005, among CSK Auto, Inc., CSK Auto Corporation, CSKAUTO.COM, Inc. and The Bank of New York Trust Company, N.A., as trustee (including form of note) (incorporated by reference to Exhibit 4.1 to CSK Auto Corporation’s Current Report on Form 8-K, filed on July 29, 2005).

4.8		Registration Rights Agreement, dated July 29, 2005, among CSK Auto, Inc., CSK Auto Corporation, CSKAUTO.COM, Inc. and the initial purchasers listed therein (incorporated by reference to Exhibit 10.3 to CSK Auto Corporation’s Current Report on Form 8-K, filed on July 29, 2005).

5	.1**	Opinion of Gibson, Dunn & Crutcher LLP.

12	.1**	Statement of Computation of Ratio of Earnings to Fixed Charges.

23	.1*	Consent of PricewaterhouseCoopers LLP.

23	.2**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24	.1**	Power of Attorney.

25	.1**	Statement of Eligibility and Qualification of Trustee, The Bank of New York Trust Company, N.A., on Form T-1.

*	Filed herewith

**	Previously filed